UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined).
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or on the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2020

Notice of the

ANNUAL MEETING OF SHAREHOLDERS *and* PROXY STATEMENT

NORFOLK SOUTHERN

Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510

Notice of 2020 Annual Meeting of Shareholders

AGENDA
At the Annual Meeting of Norfolk Southern Corporation (“Norfolk Southern” or the “Corporation”), shareholders will vote on the following items:
ITEM 1	Election of the 13 directors named in the proxy statement for a one-year term
ITEM 2

Approval of proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”):

2a.    Amendment of voting standard to amend the Articles

2b.    Approval of simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation

2c.    Approval of majority voting standard to approve re-domestication of the Corporation and affiliated transactions

ITEM 3	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2020
ITEM 4	Approval of advisory resolution on executive compensation
ITEM 5	A shareholder proposal regarding the right to act by written consent, if properly presented at the meeting

Such other business as properly may come before the meeting and any adjournments or postponements.

VOTING

Each share of common stock is entitled to one vote on each of the items to be voted on at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT

If you do not expect to attend the Annual Meeting, we urge you to vote by telephone or Internet as described below, or, if you received your materials by mail, by completing, dating, and signing the proxy card/voting instruction form, and returning it in the accompanying envelope. You may revoke your proxy or instructions at any time before your shares are voted by following the procedures described in “Voting and Proxies” beginning on page 72.

PROXY VOTING METHODS

Even if you plan to attend the Annual Meeting in person, please vote right away by using one of the following advance voting methods (see “Voting and Proxies” beginning on page 72 for additional details). Make sure to have the proxy card/voting instruction form or Notice of Internet Availability in hand, and follow the instructions. You can vote in advance in one of three ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL

Visit the website listed on the proxy card/voting instruction form or Notice of Internet Availability to vote	Call the telephone number on the proxy card/voting instruction form or Notice of Internet Availability to vote	Complete, sign, and date, and then return the proxy card/ voting instruction form in the enclosed envelope to vote

Date and Time

Thursday, May 14, 2020, 8:30 A.M., Eastern Daylight Time

Location

The Woodruff Arts Center 1280 Peachtree Street NE Atlanta, GA 30309

Record Date

Only shareholders of record as of the close of business on March 6, 2020, will be entitled to notice of and to vote at the Annual Meeting.

Admission

Only shareholders or their legal
proxies may attend the Annual
Meeting. To be admitted, you
 must bring an admission ticket
and a valid, government-issued
photo identification. Please refer
to page 74 for more information
about attending the Annual
Meeting.

By order of the Board of Directors,

DENISE W. HUTSON

Corporate Secretary

Dated: March 27, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2020

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. On or about March 27, 2020, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) to certain of our shareholders of record, and we are sending a paper copy of the proxy materials to employee plan participants and those shareholders of record who have requested a paper copy. Brokers and other nominees who hold shares on behalf of beneficial owners may be sending their own similar notice.

In accordance with SEC rules, you may access our Notice and Proxy Statement, our Annual Report, and our form of proxy at http://www.proxyvote.com, which does not have “cookies” that identify visitors to the site. The Notice of Internet Availability also includes instructions for shareholders to request, at no charge, a printed copy of these materials. In addition, our Notice and Proxy Statement and Annual Report are available on our website at www.norfolksouthern.com.

Notice of 2020 Annual Meeting of Shareholders | 2020 Annual Meeting and Proxy Statement

March 27, 2020

Fellow Shareholder,

On behalf of your Board of Directors, I invite you to join us at our 2020 Annual Meeting of Shareholders on Thursday, May 14, 2020, in Atlanta, Georgia. Details of the meeting’s location and time are provided in the Notice of Meeting.

I encourage you to review the proxy materials and vote as soon as possible even if you are planning to join us at the Annual Meeting. You may vote by telephone or over the Internet, or, if you receive these materials by mail, by completing, signing, dating, and returning the enclosed proxy card/voting instruction form. Your vote is important to us.

Strategic Plan and 2019 Performance. Over the past year, the Board focused on overseeing the successful implementation of Norfolk Southern’s three-year strategic plan to reimagine Norfolk Southern, which we launched in early 2019. The Board strongly supports Norfolk Southern’s senior management team and is confident that this team provides the right leadership to achieve our strategic plan goals and continue to drive shareholder value.

I am pleased to report that the management team achieved record results in 2019 in spite of the challenging economic conditions. For the fourth consecutive year, Norfolk Southern achieved an all-time record full-year operating ratio, and through the team’s efforts, we believe we have the momentum needed to achieve our 2021 operating ratio goal. The team also achieved record income from railway operations in 2019, which reflects the operational improvements made over the past year. Many of these improvements stem from our adoption of a tailored model of precision scheduled railroading, which incorporates thoughtful planning and customer collaboration and diligent execution of our TOP21 operating plan.

Balancing our capital deployment remained a key focus. Your Board approved $949 million in total cash dividend payments and just over $2 billion in share repurchases, while continuing to ensure proper investment in our rail network.

New Corporate Headquarters. Significant progress was made on our plan to consolidate our corporate headquarters in a new building in Atlanta. Construction is on schedule, and transition of employees to Atlanta is ongoing. The Board continues to believe that bringing our headquarters functions together in a single, integrated team will promote greater alignment and collaboration.

Corporate Governance. The Board has maintained its commitment to effective corporate governance practices, including soliciting and taking action on input from you, our shareholders. Our shareholder engagements this past year provided us with valuable feedback on issues of importance to you, including implementation of the 2019 shareholder proposal on majority vote. The Board’s recommended amendments to our Articles of Incorporation are described in the proxy materials and included as voting items on the enclosed proxy card.

We remained focused on maintaining an appropriate balance of new perspectives and ideas with longer-term expertise. We have nominated for election three new director candidates—John C. Huffard, Jr., Christopher T. Jones, and Claude Mongeau—each of whom bring valuable skills and expertise to your Board. Our board refreshment process is important to the Board, and these new nominees demonstrate its effectiveness. I encourage you to review the qualifications, skills, and experience of each of our 13 director nominees as presented in this Proxy Statement.

We also remained focused on executive succession planning, ensuring the Corporation has highly qualified executives that will successfully execute our strategic plan. During 2019, we welcomed Mark George as our new chief financial officer. Mark joins us from outside Norfolk Southern with more than 30 years of experience in financial management, strategy, and business development.

Thank you for your continued confidence and investment in Norfolk Southern Corporation.

I am proud to serve as your Lead Independent Director and look forward to the continued achievement of our strategic plan goals that will drive long-term shareholder value.

Sincerely,

Steven F. Leer

Lead Director

Norfolk Southern Corporation	Page 3	www.norfolksouthern.com

2020 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

Voting Matters

ITEM	DESCRIPTION	BOARD RECOMMENDATION	PAGE
1	Election of the 13 directors named in the proxy statement for a one-year term	FOR EACH NOMINEE	8
2	Approval of proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”): 2a. Amendment of voting standard to amend the Articles 2b. Approval of simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation 2c. Approval of majority voting standard to approve re-domestication of the Corporation and affiliated transactions	FOR ALL AMENDMENTS	16
3	Ratification of appointment of independent registered public accounting firm	FOR	28
4	Approval of advisory resolution on executive compensation	FOR	30
5	Shareholder proposal regarding right to act by written consent	AGAINST	65

Norfolk Southern Corporation	Page 4	www.norfolksouthern.com

2020 Proxy Summary | 2020 Annual Meeting and Proxy Statement

Director Nominees

•	12 of 13 director nominees are independent
•	Highly-qualified directors with diversity of skills, background, and experience
•	Average director tenure is 5.7 years

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas D. Bell, Jr.	70	2010	Chairman Mesa Capital Partners, LLC	✓	Compensation Executive Finance and Risk Management (Chair)
Mitchell E. Daniels, Jr.	71	2016	President Purdue University	✓	Compensation Governance and Nominating
Marcela E. Donadio	65	2016	Former Partner and Americas Oil & Gas Sector Leader Ernst & Young LLP	✓	Audit Finance and Risk Management
John C. Huffard, Jr.	52	2020	Co-Founder Tenable Network Security, Inc. Tenable Holdings, Inc.	✓	Compensation Finance and Risk Management
Christopher T. Jones	56	2020	Former Corporate Vice President and President Technology Services Sector Northrop Grumman Corporation	✓	Audit Governance and Nominating
Thomas C. Kelleher	62	2019	Former President Morgan Stanley	✓	Audit Finance and Risk Management
Steven F. Leer (Lead Director)	67	1999	Former CEO and Chairman Arch Coal, Inc.	✓	Compensation Executive Governance and Nominating (Chair)
Michael D. Lockhart	71	2008	Former Chairman, President and CEO Armstrong World Industries, Inc.	✓	Audit Finance and Risk Management
Amy E. Miles	53	2014	Former Chair and CEO Regal Entertainment Group, Inc.	✓	Audit (Chair) Executive Governance and Nominating
Claude Mongeau	58	2019	Former President and CEO Canadian National Railway	✓	Compensation Finance and Risk Management
Jennifer F. Scanlon	53	2018	President and CEO and Director UL	✓	Compensation Finance and Risk Management
James A. Squires	58	2014	Chairman, President and CEO Norfolk Southern Corporation		Executive (Chair)
John R. Thompson	68	2013	Former Senior Vice President and General Manager BestBuy.com LLC	✓	Audit Governance and Nominating

Norfolk Southern Corporation	Page 5	www.norfolksouthern.com

Business Highlights

This summary provides highlights from our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on February 6, 2020 (the “2019 Form 10-K”), and from our Fourth-Quarter Earnings Presentation, filed with the SEC on Form 8-K on January 29, 2020, to assist you in reviewing Norfolk Southern’s 2019 performance. The information contained below is only a summary, and you should refer to the more comprehensive discussions contained in our 2019 Form 10-K, as supplemented by our Form 8-Ks filed during 2020, for additional information about these highlights.

Delivering On Our Strategic Plan

In 2019, we unveiled our new three-year strategic plan, announcing productivity and growth initiatives. Our achievements in 2019, driven by a focus on improving the efficiency of our operations and the utilization of our assets, drove increased shareholder value.

Strategic Plan Targets	2019 Progress
Full year Operating Ratio of 60% by 2021	Achieved 64.7% Operating Ratio in 2019, a 70 basis point improvement over 2018

Annual average headcount reduction of 3,000 by 2021	Annual average headcount is down ~2,100 in 2019 compared to 2018

Reduce number of active locomotives	20% lower than 2018

CapEx between 16% – 18% of revenues	CapEx ~17.9% of 2019 revenues

Dividend payout of ~33% of net income	Achieved dividend payout of ~35% for 2019

Continuation of share repurchases using remaining free cash flow and borrowing capacity	~2.1 billion in share repurchases in 2019

During the first year of our strategic plan, we reduced our Operating Ratio to a record low, making progress toward our target of a 60% Operating Ratio by 2021. This progress was achieved through a focus on productivity initiatives, including workforce reductions and reducing the number of active locomotives. Our strategic plan reflects our continued commitment to our top priorities of running the most efficient railroad possible, meeting customer expectations, supporting long-term growth, and increasing shareholder value.

Norfolk Southern Corporation	Page 6	www.norfolksouthern.com

Business Highlights | 2020 Annual Meeting and Proxy Statement

2019 Business Highlights

Norfolk Southern achieved strong results in 2019, including:

•	earnings per share of $10.25;
•	record income from railway operations of $4 billion; and
•	record operating ratio of 64.7 percent.

Our 2019 railway operating revenues declined 1 percent compared to 2018 as overall volumes were down 5 percent, and railway operating expenses decreased 3 percent, resulting in a 1 percent increase in income from railway operations as compared to 2018. These strong financial results were the outcome of the successful execution of the initial two phases of our Precision Scheduled Railroading, or PSR, based operating plan, TOP21, in the second half of 2019 and were achieved despite lower 2019 revenues resulting from decreased volumes.

Improvements driven by TOP21 were reflected in annual records for network performance and customer service metrics in 2019, including record train performance, record terminal dwell, record level network velocity, and record shipment consistency.

We remained committed in 2019 to a balanced deployment of capital, investing over $2 billion in our business in capital expenditures and also returning over $3 billion to shareholders through dividends and share repurchases. We repurchased approximately $2.1 billion of Norfolk Southern stock, and we paid $949 million in dividends during the year. We raised the quarterly dividend twice in 2019, for an overall increase of 18%.

Total Shareholder Returns*

*	Assumes that the value of the investment in Norfolk Southern Corporation common stock and each index was $100 on Dec. 31, 2014, and that all dividends were reinvested. Data furnished by Bloomberg Financial Markets.

Norfolk Southern Corporation	Page 7	www.norfolksouthern.com

Corporate Governance and the Board

ITEM 1	Election of the 13 Directors Named in The Proxy Statement for a One-Year Term ✓ The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

The following individuals have been nominated for election as directors for a one-year term expiring at the 2021 Annual Meeting: Thomas D. Bell, Jr., Mitchell E. Daniels, Jr., Marcela E. Donadio, John C. Huffard, Jr., Christopher T. Jones, Thomas C. Kelleher, Steven F. Leer, Michael D. Lockhart, Amy E. Miles, Claude Mongeau, Jennifer F. Scanlon, James A. Squires, and John R. Thompson.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the size of the Board.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or among any of the nominees and any officer, and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected. The age listed for each director nominee is as of May 14, 2020. Additional information on the experience and expertise of the director nominees can be found on the following pages.

Nominees

Thomas D. Bell, Jr. Compensation, Executive, Finance and Risk Management (Chair)	Director since 2010 Independent Age 70

Career Highlights

Mr. Bell is the Chairman of Mesa Capital Partners, LLC, a real estate investment company. Mr. Bell previously served as Chairman and CEO of Cousins Properties, a publicly-traded real estate investment trust that invests in office buildings throughout the South, from 2002 to 2009. He is also a director of Southern Company Gas (formerly AGL Resources) and was a director of Regal Entertainment Group, Inc. until its acquisition in March 2018.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning

Norfolk Southern Corporation	Page 8	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Mitchell E. Daniels, Jr. Compensation, Governance and Nominating	Director since 2016 Independent Age 71

Career Highlights

Mr. Daniels has been President of Purdue University since 2013 and served as Governor of Indiana from 2005 to 2013. From 1990 to 2000, Mr. Daniels worked for Eli Lilly and Company, holding the executive positions of President of North American Pharmaceutical Operations and Senior Vice President of Corporate Strategy and Policy. Mr. Daniels is also a director of Cerner Corporation.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Strategic Planning

Marcela E. Donadio Audit, Finance and Risk Management	Director since 2016 Independent Age 65

Career Highlights

Ms. Donadio retired as a partner of Ernst & Young LLP, a multinational professional services firm, in 2014. From 2007 until her retirement, Ms. Donadio was Americas Oil & Gas Sector Leader, with responsibility for one of Ernst & Young’s significant industry groups helping set firm strategy for oil and gas industry clients in the United States and throughout the Americas. Ms. Donadio is also a director of Marathon Oil Corporation and National Oilwell Varco, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Strategic Planning

John C. Huffard, Jr. Compensation, Finance and Risk Management	Director since 2020 Independent Age 52

Career Highlights

Mr. Huffard is a co-founder of Tenable Network Security, Inc. and Tenable Holdings, Inc., a cybersecurity software company. Mr. Huffard served as President and Chief Operating Officer and a director of Tenable Network Security, Inc. from 2002 to 2018, where he was responsible for driving Tenable’s global corporate strategy and business operations and was instrumental in the venture funding and IPO process. From 2018 to 2019, Mr. Huffard focused exclusively on business operations as chief operating officer of Tenable Holdings, Inc. Mr. Huffard has been a director of Tenable Holdings, Inc. since 2016.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Information Technology

Norfolk Southern Corporation	Page 9	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Christopher T. Jones Audit, Governance and Nominating	Director since 2020 Independent Age 56

Career Highlights

Mr. Jones served as Corporate Vice President and President of the technology services sector of Northrop Grumman Corporation, a global aerospace and defense technology company, from January 2013 through December 2019. Previously, he served as Vice President and General Manager of Northrop Grumman’s integrated logistics and modernization division from 2010 through 2012. Mr. Jones was a maintenance officer in the Connecticut Air National Guard from 1997 to 2011.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governmental and Stakeholder Relations; Information Technology; Strategic Planning

Thomas C. Kelleher Audit, Finance and Risk Management	Director since 2019 Independent Age 62

Career Highlights

Mr. Kelleher served as President of Morgan Stanley, a leading global financial services firm, from 2016 until his retirement in June 2019. He also served as Chairman and Chief Executive Officer of Morgan Stanley Bank, N.A. until June 2019. Previously, he was President of Morgan Stanley Institutional Securities from 2010 to 2016, CEO of Morgan Stanley International from 2011 to 2016, Chief Financial Officer and co-head of Corporate Strategy from 2007 to early 2010, and served as Morgan Stanley’s Head of Global Capital Markets from 2006 to 2007.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Strategic Planning

Steven F. Leer Compensation, Executive, Governance and Nominating (Chair)	Director since 1999 Independent Age 67

Career Highlights

Mr. Leer served as the Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, from 1992 through 2012. He was Chairman of its board from 2006 through 2012 and its Executive Chairman from 2012 through 2014. He then served as Senior Advisor to the President and CEO of Arch Coal from 2014 through May 2015. Mr. Leer is also a director of Cenovus Energy Inc. and Parsons Corporation. Mr. Leer served as the non-executive Chairman of USG Corporation until April 2019.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

Norfolk Southern Corporation	Page 10	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Michael D. Lockhart Audit, Finance and Risk Management	Director since 2008 Independent Age 71

Career Highlights

Mr. Lockhart served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc., and its predecessor, Armstrong Holdings, Inc., a leading global producer of flooring products and ceiling systems, from 2000 until his retirement in February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal Corporation, a diversified manufacturer, from September 1995 until it was acquired in 1998.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Marketing; Strategic Planning; Transportation

Amy E. Miles Audit (Chair), Executive, Governance and Nominating	Director since 2014 Independent Age 53

Career Highlights

Ms. Miles served as Chief Executive Officer of Regal Entertainment Group, Inc., a leading motion picture exhibitor, from 2009 until its acquisition in March 2018. During that time, she served as a director of Regal and was named Chair of its board in 2015. Ms. Miles previously served as Regal Entertainment’s Executive Vice President, Chief Financial Officer and Treasurer from 2002 to 2009.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Information Technology; Marketing; Strategic Planning

Claude Mongeau Compensation, Finance and Risk Management	Director since 2019 Independent Age 58

Career Highlights

Mr. Mongeau served as President and Chief Executive Officer of Canadian National Railway Company (CN), a North American railroad and transportation company, from January 2010 to June 2016 and as a director of CN from October 2009 to June 2016. During his 22-year career at CN, he also served as Executive Vice President and Chief Financial Officer, Vice President Strategic and Financial Planning, and Assistant Vice President Corporate Development. Mr. Mongeau is also a director of Cenovus Energy and Toronto-Dominion Bank. He was formerly a director of Telus from 2017 to 2019.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

Norfolk Southern Corporation	Page 11	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Jennifer F. Scanlon Compensation, Finance and Risk Management	Director since 2018 Independent Age 53

Career Highlights

Ms. Scanlon has been President and Chief Executive Officer and Director of UL, a global science safety organization, since September 30, 2019. She is the first woman to lead the organization. She previously served as President and Chief Executive Officer of USG Corporation from 2016 until its acquisition in April 2019. During that time, she served as a director of USG. Ms. Scanlon also previously served as President of USG’s international business, President of its L&W Supply Corporation, and Chief Information Officer and Chairman of the Board for USG Boral Building Products.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Information Technology; Marketing; Strategic Planning; Transportation

James A. Squires Executive (Chair)	Director since 2014 Age 58

Career Highlights

Mr. Squires has been President of Norfolk Southern since 2013 and Chief Executive Officer since June 2015. Mr. Squires was named Chairman of the Board of Norfolk Southern in October 2015. Mr. Squires previously served as Norfolk Southern’s Executive Vice President-Administration, Executive Vice President-Finance and Chief Financial Officer, Senior Vice President Finance, Senior Vice President Law, and Vice President Law.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

John R. Thompson Audit, Governance and Nominating	Director since 2013 Independent Age 68

Career Highlights

Mr. Thompson served as a government relations consultant for Best Buy Co., Inc., a multinational consumer electronics corporation, from October 2012 to April 2016, and as Senior Vice President and General Manager of BestBuy.com LLC, a subsidiary of Best Buy Co., Inc., from 2002 through 2012. Mr. Thompson was formerly a director of Belk, Inc. and Wendy’s International, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Information Technology; Marketing; Strategic Planning

Norfolk Southern Corporation	Page 12	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Qualifications of Directors and Nominees

Our directors have diverse backgrounds and provide critical experience and expertise to Norfolk Southern. The Governance and Nominating Committee carefully considers the experience and qualifications of each director standing for re-election and potential nominees for election, including how the director will contribute to the diversity of the Board, to ensure that the Board can effectively carry out its oversight role on behalf of our shareholders.

The Governance and Nominating Committee has identified ten areas of expertise that are of particular importance to Norfolk Southern given the nature of our business and our expectations for the future of our company. The categories identified by the Governance and Nominating Committee are as follows:

CEO/Senior Officer	Experience working as a CEO or senior executive of a major public, private, or non-profit entity.
Environmental and Safety	A thorough understanding of safety and environmental issues and transportation industry regulations.
Finance and Accounting	Senior executive level experience in financial accounting and reporting, auditing, corporate finance, and/or internal controls.
Governance/Board	Prior or current experience as a board member of a major public, private, or non-profit entity.
Governmental and Stakeholder Relations	Experience in or a strong understanding of the workings of government and public policy on a local, state, and national level and stakeholder strategy and engagement.
Human Resources and Compensation	Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive-based compensation programs.
Information Technology	Senior executive level or board experience with information technology issues for a major public, private, or non-profit entity.
Marketing	Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers, and strategy.
Strategic Planning	Senior executive level experience in strategic planning for a major public, private, or non-profit entity.
Transportation	Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.

Norfolk Southern Corporation	Page 13	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

The table and chart below summarize the areas of expertise that our Governance and Nominating Committee has identified as being represented on our Board, both from an individual and collective standpoint. In addition to these areas of expertise, the Governance and Nominating Committee also considers ethical integrity, board dynamics, reputation of potential nominees, recommendations of director search firms, and diversity of the Board.

Norfolk Southern defines diversity as the collective mixture of similarities and differences that impact our workforce, workplace, and marketplace. Our Governance and Nominating Committee views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives, and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. However, more information on Norfolk Southern’s diversity principles and philosophy can be found on our website on the “Work at NS” page under “Learn more about NS.”

	Bell	Daniels	Donadio	Huffard	Jones	Kelleher	Leer	Lockhart	Miles	Mongeau	Scanlon	Squires	Thompson
CEO/Senior Officer	•	•	•	•	•	•	•	•	•	•	•	•	•
Environmental and Safety	•						•	•		•	•
Finance and Accounting		•	•	•	•	•		•	•	•		•	•
Governance/Board	•	•	•	•		•	•	•	•	•	•	•	•
Governmental and Stakeholder Relations	•	•			•	•	•			•		•	•
Human Resources and Compensation	•		•	•		•	•			•		•
Information Technology				•	•				•		•		•
Marketing	•						•	•	•	•	•	•	•
Strategic Planning	•	•	•		•	•	•	•	•	•	•	•	•
Transportation							•	•		•	•	•

More information on director qualifications and nomination is contained in Norfolk Southern’s Corporate Governance Guidelines, posted on the “Invest in NS” page under “Corporate Governance Documents” on our website.

Norfolk Southern Corporation	Page 14	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Director Independence

The Board of Directors has considered whether the members of our Board of Directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, shareholder, or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exist between Norfolk Southern and the director:

•	the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer of Norfolk Southern or any of our consolidated subsidiaries;
•	the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);
•	(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;
•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;
•	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries, or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition used in the New York Stock Exchange’s Listing Standards. These categorical independence standards are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

The Board has determined that all the director nominees other than Mr. Squires satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Squires serves as our Chairman, President and Chief Executive Officer and, therefore, is not an independent director. In addition, the Board determined that Messrs. Wesley Bush and Martin Nesbitt, who served as directors during 2019 but were not director nominees at our 2019 Annual Meeting, and Mr. Daniel Carp, who served as a director during 2019 but is not a director nominee at our 2020 Annual Meeting, were “independent” directors. In making these independence determinations, our Board of Directors considered the following transactions:

•	The Norfolk Southern Foundation made charitable grants to Purdue University during the past three years, pursuant to Norfolk Southern’s College Partnership program. From time to time, the Norfolk Southern Foundation makes charitable contributions to Purdue University pursuant to the Foundation’s employee-directed matching gift program. Mr. Daniels has been President of Purdue University since January 2013.
•	Mr. Kelleher served as President of Morgan Stanley from 2016 until his retirement in June 2019. Morgan Stanley provided banking/financial advisory services to Norfolk Southern in the past and is a participating lender in Norfolk Southern’s credit facility. These transactions were in the ordinary course, on substantially the same terms as those prevailing at the time for comparable services provided by other investment banks and participating lenders in the credit facility, and the dollar amounts involved were not material to either Norfolk Southern or Morgan Stanley.
•	Norfolk Southern provided transportation services to and received lease payments from USG Corporation during the past three years. Ms. Scanlon has served as President and Chief Executive Officer of USG Corporation from November 2016 until its acquisition in April 2019.

These transactions did not exceed our categorical independence standards and were not sufficiently material as to require disclosure as a Related Persons Transaction under Item 404(a) of Regulation S-K. In addition, the Board considered these relationships in its nomination of Ms. Scanlon and Messrs. Daniels and Kelleher and determined that their independence as directors of Norfolk Southern is not impaired.

Norfolk Southern Corporation	Page 15	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

ITEM 2

Approval of Proposed Amendments to Our Amended and Restated Articles of Incorporation

✓ The Board of Directors unanimously recommends that you vote FOR the approval of each of the proposed amendments set forth in each of the sub-Items below to the Articles to revise voting standards.

The Board of Directors presents Item 2 for vote by shareholders in response to the non-binding shareholder proposal that received support from a majority of the votes cast at the 2019 Annual Meeting of Shareholders. The proposal, submitted by one of our shareholders, requested that the Board take the steps necessary to eliminate the supermajority voting provisions in the Corporation’s Amended and Restated Articles of Incorporation (“Articles”) or Bylaws or implicit due to a default to state law. After considering corporate governance best practices for our shareholders and taking into account last year’s shareholder vote, the Board, at its meeting on July 26, 2019, voted to recommend shareholders approve certain amendments (as described below) to the Articles to revise voting standards for certain items (the “Proposed Amendments”), in accordance with Virginia law, which requires such changes to be presented to shareholders for approval. The Proposed Amendments are set forth in Items 2(a), 2(b), and 2(c) below, which will be voted on separately. Approval of any sub-Item is not conditioned upon approval of the other sub-Items.

Overview of the Proposed Amendments

Article VII of the Corporation’s current Articles establishes a voting standard of the majority of all votes entitled to be cast in order to amend the Articles, but gives the Board of Directors the ability to require a higher standard. In addition, because our Articles and Bylaws are silent on certain other voting standards, the voting standards are determined by certain default provisions in the Virginia Stock Corporation Act (“VSCA”). In many cases this default would require a voting standard greater than a majority of votes cast, unless and until a lower standard is adopted and included in the Articles. After consideration of the vote results at the 2019 Annual Meeting and the Corporation’s engagement with shareholders, the Board recommends an amendment to our Articles adding explicit voting standards, where permitted by the VSCA. More information on the Proposed Amendments to revise these voting standards is set forth in the descriptions of Items 2(a), 2(b), and 2(c) below.

ITEM 2(a): RESOLVED, Article VII of the Articles is amended to provide, the shareholder vote required, of each voting group entitled to vote thereon, to approve an amendment to the Corporation’s Articles of Incorporation is a majority of all votes entitled to be cast by that voting group, unless the VSCA conditions approval of such an amendment upon a greater vote.

Description of Amendment. Currently Article VII of the Articles establishes a voting standard of the majority of all votes entitled to be cast in order to amend the Articles, but gives the Board of Directors discretion to require a higher voting standard. Item 2(a) requests that shareholders approve an amendment to Article VII to delete and replace the language that provides the Board with this discretion and replace it with language indicating that a higher voting standard would only be required if the VCSA conditioned approval of the amendment upon a greater vote.

ITEM 2(b): RESOLVED, the Articles are hereby amended to add a new ARTICLE VIII to provide, in whole or in part, any action on a matter involving: (i) a plan of merger or acquisition for which the VSCA requires shareholder approval; (ii) a share exchange for which the VSCA requires shareholder approval; (iii) the conversion of the Corporation; (iv) a sale of all or substantially all the Corporation’s property for which the VSCA requires shareholder approval; or (v) the dissolution of the Corporation shall require the approval, by the affirmative vote, of a majority of the votes cast thereon.

Description of Amendment. Currently, because the Articles and Bylaws are silent on certain voting standards for certain actions, those voting standards are determined by default to provisions in the VSCA. In many cases, this default would require a voting standard greater than a majority of votes cast, unless and until a lower standard is adopted in the Articles.

This Item 2(b) requests that shareholders approve an amendment to the Articles to add a new Article VIII. As a result of the amendment, the default VSCA voting standards for certain actions would no longer apply as the Articles would now contain an explicit voting standard. If Item 2(b) is approved, the new Article VIII would revise the voting standard to be the affirmative vote of a majority of the votes cast for (i) a plan of merger or acquisition for which the VSCA requires shareholder approval; (ii) a share exchange for which the VSCA requires shareholder approval; (iii) the conversion of the Corporation; (iv) a sale of all or substantially all the Corporation’s property for which the VSCA requires shareholder approval; and (v) the dissolution of the Corporation.

ITEM 2(c): RESOLVED, the Articles are hereby amended to add a new ARTICLE VIII to provide, in whole or in part, any action on a matter involving: (i) the re-domestication of the Corporation; or (ii) an affiliated transaction for which the VSCA requires shareholder approval shall require the approval, by the affirmative vote, of a majority of the votes entitled to be cast thereon.

Description of Amendment. Currently, because the Articles and Bylaws are silent on certain voting standards for certain actions, the voting standards are determined by default to provisions in the VSCA. In many cases this default would require a voting standard greater than a majority of votes cast, unless and until a lower standard is adopted in the Articles.

Norfolk Southern Corporation	Page 16	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

This Item 2(c) requests that shareholders approve an amendment to the Articles to add a new Article VIII. As a result of the amendment, the default VSCA voting standard for certain items would no longer apply as the Articles would now contain an explicit voting standard. If Item 2(c) is approved, the new Article VIII would revise the voting standard to be the affirmative vote of a majority of the votes entitled to be cast for (i) the re-domestication of the Corporation; and (ii) an affiliated transaction for which the VSCA requires shareholder approval.

Additional Information

The full text of the Proposed Amendments, in each case marked to show the proposed deletions and insertions, is set forth in Exhibit A to this Proxy Statement. The general description of provisions of our Articles and the Proposed Amendments set forth herein are qualified in their entirety by reference to the text of Exhibit A.

If shareholders approve any of the Proposed Amendments by the requisite vote, we will file Articles of Amendment that include only those amendments that were approved by the shareholders with the Virginia State Corporation Commission promptly after this Annual Meeting. The Articles of Amendment will become effective upon the issuance of a certificate of amendment by the Virginia State Corporation Commission. For any Proposed Amendment that does not receive the requisite vote, that Proposed Amendment will not be implemented and the Corporation’s current voting standards relating to such Proposed Amendment will remain in place.

Governance Framework and Practices

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, describe procedures for shareholders and other interested parties to communicate with the non-employee members of the Board (the “outside” directors). Communications will be forwarded to the Lead Independent Director after review by the Corporate Secretary, as appropriate. Communications that are unrelated to the duties and responsibilities of the Board may not be forwarded. These include matters involving individual grievances or that are otherwise not of general concern to all shareholders, and items that are business solicitations or advertisements, resumes or other job-related inquiries, spam, and hostile, threatening, or similarly unsuitable communications, each of which will be handled by management, as appropriate. However, all shareholder and interested parties’ communications are made available to the Board of Directors upon the Board’s request. The Corporate Governance Guidelines are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

Board Leadership Structure

Mr. Squires has served as Chief Executive Officer since June 1, 2015, and as Chairman since October 1, 2015. While the Board believes that combining the CEO and Chairman positions provides a leadership structure that is in the best interests of Norfolk Southern and our shareholders, the Board of Directors recognizes the importance of strong independent board leadership and has provided for such leadership by designating a Lead Independent Director, as discussed in detail below under “Lead Independent Director.”

Combining the CEO and Chairman positions provides for consistency of leadership of the Board and management and maintains clear lines of authority. Given that Mr. Squires’ knowledge of the Corporation is more extensive than that of any other director, he is particularly well equipped to lead the Board and set the Board’s agenda in collaboration with our Lead Independent Director. Further, Mr. Squires’ experience gives him a depth of knowledge about the broader industry that the Board believes is a highly valuable feature for the Chairman.

Lead Independent Director

In order to provide strong independent Board leadership, the Board’s leadership structure is enhanced by the role of our Lead Independent Director, who:

•	is selected from the independent directors of the Board by the independent directors;
•	presides at all meetings of the Board at which the Chairman is not present, including all meetings of the outside directors;
•	calls additional meetings of the outside directors as necessary;
•	serves as a liaison between the Chairman and CEO and the independent directors, conferring with the Chairman and CEO on a number of topics, including the effectiveness of Board meetings;
•	develops and approves, together with the Chairman and CEO, Board and committee meeting agendas, meeting schedules, and other materials to be distributed to the Board in order to ensure sufficient time for informed discussions of complex issues;
•	monitors the flow of information from the committee chairs to the directors, reviews shareholder communications, meets with significant shareholders as appropriate, and interviews potential director candidates; and
•	presides over our annual board self-evaluation process.

Norfolk Southern Corporation	Page 17	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Mr. Leer was selected by the independent directors to be our Lead Independent Director in 2013. Mr. Leer is an experienced director with extensive knowledge of Norfolk Southern’s business, drawing from his perspectives both as a board member and as a former customer. While Mr. Leer has extensive experience as a public company CEO and chairman, because he is not currently a standing executive he is able to devote extensive time and focus to his role as Lead Independent Director. Mr. Leer has served as a director of Norfolk Southern through two leadership transitions and has been instrumental in providing continuity in the leadership of the Board, and in facilitating communication amongst board members.

More information on the position of Lead Independent Director is contained in Norfolk Southern’s Corporate Governance Guidelines, posted on the “Invest in NS” page under “Corporate Governance Documents” on our website.

Board Self-Evaluation Process

Our Lead Independent Director presides over our annual board self-evaluation process. For the 2019 evaluation, the Board retained a third-party firm to facilitate the evaluation, with evaluation results sent directly to the directors without input or interpretation by management. The evaluation included an assessment of the effectiveness of the Board and its committees, director performance, board dynamics, director succession planning, the effectiveness of our Lead Independent Director and committee chairs, and the level of independence between the Lead Independent Director and our Chairman and CEO. The individual assessments were organized and summarized by the third-party firm for discussion by our Lead Independent Director with the Board. In addition, our Lead Independent Director supplemented the evaluation process with one-on-one reviews with individual directors following the evaluation as he deemed appropriate. The Board believes utilizing a third-party firm and reviewing and updating the questionnaire each year as appropriate ensures the evaluation process remains robust and that the process is free from any conflicts of interest and is truly an independent review.

Board Refreshment and Succession Planning Policy

Our Governance and Nominating Committee adopted a policy under our Corporate Governance Guidelines requiring that it discuss succession planning for directors, including the committee chair and lead director positions, at least annually. The Committee considers any upcoming retirements under its retirement policy for directors, desired skills and expertise for the Board, and tenure of current directors. In evaluating tenure, the Committee reviews average tenure and distribution of individual tenures for the Board (that is, the number of directors having less than five years of service, five to ten years of service, and over ten years of service), with the goal of maintaining an appropriate balance of new perspectives and longer-term expertise.

Retirement Policy

Under our Corporate Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 75th birthday.

Director Education

Directors will receive continuing education from time to time through presentations about the Corporation and new legal and regulatory developments relating to directors. Directors are encouraged to participate in outside director education seminars at the Corporation’s expense. In addition, Directors periodically participate in site visits to our railroad facilities.

Director Elections Majority Voting Policy and Resignation Requirement

Norfolk Southern’s Bylaws require that in an uncontested election of directors, a director will be elected by a majority of votes cast. Any incumbent director who is not re-elected will promptly tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Norfolk Southern Corporation	Page 18	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Proxy Access

The Corporation’s Bylaws permit a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees). Up to 20 shareholders may aggregate their holdings to reach the 3% threshold. Our Bylaws are posted on our website on the “Invest in NS” page under “Corporate Governance Documents.”

Special Meetings

A special meeting will be called by the Corporate Secretary of the Corporation upon written request by one or more shareholders who in the aggregate represent at least 20% of the Corporation’s voting shares and who otherwise comply with the Corporation’s Bylaws, which are posted on our website on the “Invest in NS” page under “Corporate Governance Documents.”

Shareholder Engagement

Norfolk Southern regularly engages with its shareholders on our strategic plan, governance, executive compensation, sustainability, and other matters of interest to shareholders. During 2019, we continued our shareholder outreach program and met with many of our largest institutional investors. Our outreach program included one-on-one meetings with members of our governance team, as well as members of our investor relations, human resources, and sustainability teams. Feedback we received from shareholders was presented to our Board of Directors and to our Governance and Nominating Committee or Compensation Committee, as appropriate, for that committee’s consideration. Our Governance and Nominating Committee, headed by our Lead Independent Director, discussed both the process for conducting this outreach program and the results of these shareholder meetings with our Board of Directors. In response to these engagements, our Board recommended amendments to our Articles of Incorporation, as described in Item 2 of this Proxy Statement, in response to shareholder approval of the shareholder proposal on majority vote at the 2019 Annual Meeting.

Corporate Sustainability and Responsibility

Moving freight by rail is more fuel- and carbon-efficient than moving freight by truck: on average four times more efficient. In addition, Norfolk Southern strives to continuously reduce our fuel consumption and lower our carbon emissions. In support of these goals, we continue to implement technology-driven initiatives that benefit both the environment and our bottom line.

Our Governance and Nominating Committee’s charter includes oversight of sustainability initiatives. We have entwined sustainability into daily operations in ways that advance our business goals and honor our environmental and social commitments as a responsible corporate citizen. We strive to satisfy these commitments while driving business forward, to ensure success for all stakeholders: investors, customers, employees, communities, and industry partners.

Our Corporate Social Responsibility Report is published annually and informed by the Global Reporting Initiative’s G4 Core Level guidelines. The report is available on our website on the “Get to Know NS” page under “Environment.” (Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.)

Norfolk Southern Corporation	Page 19	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Highlights from our most recently reported sustainability cycle include:

Integrating Sustainable Business Practices into Daily Operations	Safety is a Core Value and Pillar of Our Strategy

• Maintained record-level locomotive fuel efficiency for the second consecutive year. Over the past two years, our fuel-efficiency initiatives have conserved more than 47.3 million gallons of diesel compared to 2016 fuel-economy performance and avoided more than 481,000 metric tons of greenhouse gas emissions.

• Advanced our favorable trend of reducing greenhouse gas emissions. Year-over-year, we reduced absolute emissions (Scope 1 and 2) by 2.6% even as business volumes, as measured by revenue ton miles, increased by nearly 3%. We lowered our emissions intensity per revenue ton mile by 5%.

• Continued to make gains in energy performance, reducing electricity use by more than 1% and lowering electricity costs by more than 5%.

• Experienced zero employee work-related fatalities and reduced the number of serious on-the-job injuries.

• Expanded our “Don’t just work here, thrive here” program to enhance employee experience.

• Provided free training to more than 6,200 emergency responders, including police and firefighters, on how to prepare for and safely respond to potential rail- related incidents involving hazardous materials.

• Visited 22 communities in 15 states on our territory in our safety train, a mobile training lab, providing classroom and hands-on rail-safety training to more than 2,060 first responders.

Generating Economic Benefits for Businesses and Communities	Increasing the Diversity of Our Workforce and Improving our Communities

• Financed an employee payroll of more than $2.4 billion and disbursed more than $6 billion in taxes, purchases, and other payments in 22 states and the District of Columbia.

• Invested $1.95 billion in capital projects to ensure safe and efficient operations and support growth. Gained more than 60,000 carloads of new business through industrial development efforts. The additional traffic was generated by 90 industries that built new or expanded existing facilities on our rail network, representing customer investment of more than $1.5 billion that created more than 2,970 customer jobs.

• 84% of employees are represented by 13 trade unions.

• Became the first railroad to sign the CEO Action for Diversity and Inclusion pledge, a public commitment to cultivate a workplace environment where diverse experiences and perspectives are welcome and where employees feel comfortable and empowered to discuss diversity and inclusion.

• Recognized externally as a military-friendly employer. In 2018, we hired more than 400 people who are veterans, or nearly 18% of new hires for the year.

• Donated more than $8.8 million in charitable contributions to communities where we work.

Sustainability and Climate Change Risk Management

Norfolk Southern, through its Enterprise Risk Management (“ERM”) program and disclosure procedures, reviews and monitors sustainability and climate change risks relating to volatility in energy prices, business interruptions from severe weather, and legislative and regulatory efforts to limit greenhouse gas emissions. Our Board receives updates on these risks, and our management works with employees to identify, assess, and mitigate these risks and any potential emerging risks associated with sustainability and climate change. For more information on these risks, please see our annual and quarterly reports filed with the SEC.

Risk Oversight

Norfolk Southern considers and manages opportunities, threats, and uncertainties that may impact the Corporation’s business objectives by employing a robust ERM program. The ERM program supports the Corporation’s achievement of business objectives by enabling a collaborative risk management environment to proactively identify, assess, monitor, and mitigate business risk.

While the Board of Directors is ultimately responsible for oversight of the ERM program, the Finance and Risk Management Committee has been delegated oversight of the ERM program. The Finance and Risk Management Committee:

•	recommends ERM program procedures and processes to the Board;
•	oversees the ERM program and requests reports from management on its monitoring and mitigation of risks;
•	discusses with management the relationship between Norfolk Southern’s risk appetite and business strategies; and
•	collaborates with the Audit Committee to assist it in its review of major financial risk exposures and its oversight of the guidelines and policies used to govern the ERM program.

Norfolk Southern Corporation	Page 20	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Other Board committees also play a role in risk oversight:

•	The Audit Committee is responsible for oversight of ERM program guidelines and policies, and considers Norfolk Southern’s major financial risk exposures, as well as risks associated with financial reporting and fraud.
•	The Compensation Committee considers major compensation-related risks when reviewing our compensation strategy, plans, and programs.

Management implements the ERM program through its Enterprise Risk Council. The Council comprises executive leadership and the chief risk officer, who coordinate with business leaders across Norfolk Southern to assess and mitigate enterprise risks. Management provides regular presentations and updates on risk management efforts to the Finance and Risk Management Committee. In addition, the Board or the Finance and Risk Management Committee may conduct additional risk assessments at any time, and the Board - and each of its committees - is empowered to engage outside advisors to assist in performing its risk oversight duties.

Related Persons Transactions

During 2019, Norfolk Southern did not have any related persons transactions.

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, beneficial owners of 5% or more of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related persons transactions.” We have adopted a written policy to prohibit related persons transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee of our Board is responsible for the review and approval of each related persons transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related persons transaction, the Chair of the Audit Committee has been delegated authority to act between Audit Committee meetings. The Audit Committee, or its Chair, considers all relevant factors when determining whether to approve a related persons transaction, including whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider:

•	the size of the transaction and the amount of consideration payable to the related person(s);
•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% shareholder, in the transaction; and
•	whether we have developed an appropriate plan to monitor or otherwise manage the potential conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related persons transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our shareholders’ best interest to continue, modify, or terminate the related persons transaction.

Anti-Hedging and Anti-Pledging Policies

In September 2019, the Board of Directors amended the Corporation’s anti-hedging policy to extend the policy to all officers and members of the Board, effective for transactions entered into after adoption of the amendment. The policy provides that the Corporation’s executive and non-executive officers and members of its Board of Directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted by the Corporation as part of the officer’s or director’s compensation or held, directly or indirectly, by the officer or director. Corporation policy also prohibits executive officers from entering into pledging transactions or positions regarding the Corporation’s securities. The Corporation is not aware of any violation of these policies.

The Thoroughbred Code of Ethics

The Board has approved and adopted The Thoroughbred Code of Ethics, which applies to all directors, officers, and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents and our Corporate Governance Guidelines are available on our website at www. norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request printed copies of our Corporate Governance Guidelines, The Thoroughbred Code of Ethics, or Code of Ethical Conduct for Senior Financial Officers by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

Norfolk Southern Corporation	Page 21	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Board Composition and Attendance

On September 23, 2019, the Board of Directors elected Mr. Mongeau. On February 21, 2020, the Board of Directors elected Mr. Huffard and Mr. Jones. The Board met six times in 2019. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Shareholders, which provides that, to the extent possible, each director is expected to attend the Annual Meeting. We work hard to coordinate schedules so that all our directors can attend, but occasionally events arise that we are unable to schedule around. All directors attended our 2019 Annual Meeting of Shareholders.

Committees of the Board

Our Board committees and their responsibilities are described below. Each committee operates under a charter approved by the Board of Directors that requires the committee to evaluate its performance at least annually. The committee’s evaluation includes effectiveness, size and composition, the quality of information and presentations given to the committee by management, the suitability of the committee’s duties and other issues that the committee deems appropriate. Copies of the committee charters are available on our website on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request a printed copy of one or more of the committee charters by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

1

Executive Committee

Current members:	James A. Squires (Chair)
Thomas D. Bell, Jr. Daniel A. Carp Steven F. Leer Amy E. Miles

Meetings in 2019: Two

When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its next meeting and are subject to revision or alteration by the Board.

2

Audit Committee

Current members:	Amy E. Miles (Chair)
Marcela E. Donadio Christopher T. Jones Thomas C. Kelleher Michael D. Lockhart John R. Thompson

Meetings in 2019: Nine

All members of the Audit Committee are independent (see information under “Director Independence” on page 15), satisfy all additional requirements for service on an Audit Committee, as defined by the applicable New York Stock Exchange Listing Standards and SEC rules, and qualify as “audit committee financial experts,” as that term is defined by SEC rules. No member of the Committee serves on more than three public company audit committees.

During 2019 the Audit Committee:

•	assisted board oversight of the accuracy and integrity of our financial statements, financial reporting process, and internal control systems;
•	engaged an independent registered public accounting firm (subject to shareholder ratification) based on an assessment of their qualifications and independence, and pre-approved all services associated with their engagement;
•	evaluated the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

Norfolk Southern Corporation	Page 22	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

•	facilitated communication among the Board, the independent registered public accounting firm, our financial and senior management, and our Audit and Compliance Department;
•	assisted board oversight of our compliance with applicable legal and regulatory requirements;
•	reviewed procedures established for the receipt, retention, and treatment of complaints received, including confidential, anonymous submissions by employees, or others, of concerns regarding questionable accounting or auditing matters, and significant cases of alleged employee conflict of interest, ethical violations, misconduct, or fraud, the volume and nature of calls to the “Ethics and Compliance Hotline” and other matters similar in nature;
•	discussed the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures, and the steps management has taken to monitor and control such exposures; and
•	prepared the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

3

Finance and Risk Management Committee

Current members:	Thomas D. Bell, Jr. (Chair)
Marcela E. Donadio John C. Huffard, Jr. Thomas C. Kelleher Michael D. Lockhart Claude Mongeau Jennifer F. Scanlon

Meetings in 2019: Five

All members of the Finance and Risk Management Committee are independent (see information under “Director Independence” on page 15).

During 2019 the Finance and Risk Management Committee:

•	oversaw implementation of policies concerning our capital structure, including evaluating the appropriate structure of our long-term debt, mix of long-term debt and equity, and strategies to manage our interest burden, and recommended to the Board the declaration of dividends, share repurchases, and the issuance of debt securities;
•	reviewed and evaluated tax and treasury matters and financial returns of our transactions, including management of cash flows, tax planning activities, and evaluating financial returns of proposed mergers, acquisitions, and divestitures; and
•	provided oversight of our Enterprise Risk Management program, including recommending Enterprise Risk Management procedures and processes to the Board, requesting reports from management on its monitoring and mitigation of risks, and discussing with management the relationship between Norfolk Southern’s risk appetite and business strategies.

4

Governance and Nominating Committee

Current members:	Steven F. Leer (Chair)
Daniel A. Carp Mitchell E. Daniels, Jr. Christopher T. Jones Amy E. Miles
John R. Thompson

Meetings in 2019: Five

All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 15).

During 2019 the Governance and Nominating Committee:

•	recommended to the Board qualified individuals to be nominated as members of the Board;
•	recommended to the Board qualified individuals to be elected as our officers;
•	evaluated and considered whether to recommend the adoption of any amendments to our Corporate Governance Guidelines;
•	monitored legislative developments relevant to us and oversaw efforts to affect legislation and other public policy;

Norfolk Southern Corporation	Page 23	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

•	provided oversight of our sustainability initiatives, political contributions, and charitable giving;
•	oversaw our relations with shareholders; and
•	monitored corporate governance trends and practices and made recommendations to the Board of Directors concerning corporate governance issues.

5

Compensation Committee

Current members:	Daniel A. Carp (Chair)
Thomas D. Bell, Jr. Mitchell E. Daniels, Jr. John C. Huffard, Jr. Steven F. Leer
Claude Mongeau Jennifer F. Scanlon

Meetings in 2019: Three

All members of the Compensation Committee are independent (see information under “Director Independence” on page 15) and satisfy all additional requirements for service on a Compensation Committee, as defined by the applicable New York Stock Exchange Listing Standards and the SEC rules.

During 2019 the Compensation Committee:

•	considered and made recommendations to the Board concerning the compensation levels, plans, and programs for the directors, chief executive officer, and executive officers;
•	reviewed and approved corporate goals and objectives relevant to the chief executive officer’s compensation and considered and recommended to the independent members of the Board the compensation of the chief executive officer based on an evaluation of his performance relative to those corporate goals and objectives;
•	considered the results of the shareholder advisory vote on executive compensation in connection with its review of Norfolk Southern’s executive compensation strategy, plans, and programs;
•	provided oversight of each management annual incentive plan, deferred compensation plan, long-term incentive plan, and other executive compensation plan that the Board has adopted and granted, and recommended or approved awards under the plans;
•	made compensation decisions for which it was desirable to achieve the protections afforded by Rule 16b-3, or by other laws or regulations relevant in this area and in which only disinterested directors may participate; and
•	oversaw disclosures included in the Compensation Discussion and Analysis (“CD&A”) and produced a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and approved its inclusion in the annual proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2019, each of Daniel A. Carp, Chair, Thomas D. Bell, Jr., Wesley G. Bush (resigned February 5, 2019), Mitchell

E. Daniels, Jr., Steven F. Leer, Claude Mongeau (joined September 23, 2019), and Jennifer F. Scanlon served on our Compensation Committee. None of these members have ever been employed by Norfolk Southern, and no members had any relationship with us during 2019 requiring disclosure as a transaction with a related person, promoter, or control person under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

Norfolk Southern Corporation	Page 24	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Compensation of Directors

2019 Non-Employee Director Compensation Table1

Name	Fees Earned or Paid in Cash[3] ($)	Stock Awards[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Thomas D. Bell, Jr.	120,000	159,507	0	7,265	286,772
Wesley G. Bush[2]	25,000	159,507	0	2,265	186,772
Daniel A. Carp	123,750	159,507	0	7,265	290,522
Mitchell E. Daniels, Jr.	100,000	159,507	0	16,765	276,272
Marcela E. Donadio	100,000	159,507	0	10,015	269,522
Thomas C. Kelleher	100,000	159,507	0	0	259,507
Steven F. Leer	150,000	159,507	14,732	4,365	328,604
Michael D. Lockhart	105,000	159,507	0	7,265	271,772
Amy E. Miles	120,000	159,507	0	7,265	286,772
Claude Mongeau[2]	53,750	44,222	0	0	97,972
Martin H. Nesbitt[2]	50,000	159,507	0	2,265	211,772
Jennifer F. Scanlon	103,750	159,507	0	22,265	285,522
John R. Thompson	100,000	159,507	0	12,265	271,772

[1]	Mr. Squires received no compensation for Board or committee service in 2019, and Mr. Squires will not receive compensation for Board or committee service in 2020. Therefore, neither this table nor the narrative that follows contains compensation information for Mr. Squires. For compensation information for Mr. Squires, see the Summary Compensation Table on page 47. Neither Mr. Huffard nor Mr. Jones was a director in 2019, and they are not included in this table because neither received compensation for Board or Committee service in 2019.
[2]	Mr. Bush served as a director through February 5, 2019, and Mr. Nesbitt served as a director through May 9, 2019. Mr. Mongeau began his service as a director on September 23, 2019.
[3]	Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.
[4]	For all directors, represents the full grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock units granted pursuant to our Long-Term Incentive Plan on January 28, 2019, or for Mr. Mongeau, on October 24, 2019. Mr. Bush declined to accept his 2019 stock award in light of his decision to resign from the Board effective February 5, 2019. All of the restricted stock units granted to our directors under the Long-Term Incentive Plan are vested upon grant and acceptance of the award, but are subject to a restriction period of one year and a retention period that ends upon the director’s termination of service. Each director serving on the Board as of December 31, 2019, and who was elected to the Board before 2015, also held 3,000 restricted shares granted pursuant to the Directors’ Restricted Stock Plan. See below under “Non-Employee Director Compensation - Long-Term Incentive Plan” and “Non-Employee Director Compensation - Directors’ Restricted Stock Plan” for more information.
[5]	Represents the amounts by which 2019 interest accrued on fees deferred prior to 2001 by Mr. Leer under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.
[6]	Includes (i) the dollar amounts we contributed to charitable organizations on behalf of directors pursuant to our matching gifts programs as follows: Mr. Bell, $5,000; Mr. Carp, $5,000; Mr. Daniels, $14,500; Ms. Donadio, $7,750; Mr. Leer, $2,100; Mr. Lockhart, $5,000; Ms. Miles, $5,000; Ms. Scanlon, $20,000; and Mr. Thompson, $10,000, and (ii) each director’s proportional cost of NS-owned life insurance policies used to partially fund the Directors’ Charitable Award Program. We do not regard these contributions as compensation; however, this disclosure is required by SEC rules. For further discussion of the Directors’ Charitable Award Program, see the narrative discussion below. Because a director must serve on our Board for one year prior to becoming eligible for the Directors’ Charitable Award Program, no portion of this cost was allocated to Mr. Kelleher or Mr. Mongeau.

Norfolk Southern Corporation	Page 25	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

Narrative to Non-Employee Director Compensation

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

How We Set Director Compensation. The Compensation Committee and the Board of Directors determine the annual compensation of non-employee directors each year. The Committee consults with its compensation consultant on the director compensation program and reviews survey information to determine whether changes are advisable. The Committee reviews both a comparison to the market amount of compensation paid to directors serving on boards of similar companies and reviews the allocation of this compensation between cash retainer and equity grants. In general, the Compensation Committee and the Board seek to make any changes to non-employee director compensation in a gradual and incremental fashion.

The Corporation pays for or reimburses directors for expenses related to attending Board and committee meetings, director education programs, and other company business meetings.

Fees. In 2019, each member of the Board received a quarterly fee of $25,000 for service on the Board and its standing committees. Directors who served as committee chairpersons received an additional quarterly fee of $5,000 for such service, and our Lead Independent Director received an additional quarterly fee of $12,500. For the last quarter of 2019, members of a newly-formed special-purpose safety committee received an additional quarterly fee of $3,750, and that committee’s chairperson received a quarterly fee of $5,000.

Long-Term Incentive Plan. Each of our then current non-employee directors was granted restricted stock units effective January 2019. Each restricted stock unit represents the economic equivalent of one share of our common stock, and will be settled in shares of our stock. Restricted stock units are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units based on the fair market value of our stock on the dividend payment date. Upon leaving the Board, a director will receive the value of the restricted stock units in shares of our stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director.

Under the Long-Term Incentive Plan, if a new non-employee director is appointed after the date of the Plan awards for the year, the new director will receive an award under the same terms as made to other non-employee directors for the year but with the amount of the award prorated based on the number of days remaining in the year that the individual became a director.

Directors’ Deferred Fee Plan. A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate account maintained in the name of each participating director. Six directors elected to defer compensation that would have been payable in 2019 into the Directors’ Deferred Fee Plan.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are phantom units whose value is measured by the market value of shares of our common stock, but the units will be settled in cash, not in shares of stock. These amounts will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years.

Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. The fixed interest rate under the plan is determined based on the director’s age at the time of the deferral, which rate was 10% for deferrals made when a director was between ages 45-54. Amounts set forth in the table above represent the extent to which this rate exceeds 120% of the applicable federal long-term rate. These amounts will be distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Charitable Award Program. Each director who has served for one year is entitled to nominate up to five tax- exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund some of the charitable contributions made under the program out of general corporate assets, and some of the charitable contributions with proceeds from life insurance policies we have purchased on some of the directors’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon directors’ deaths, we receive these life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for

Norfolk Southern Corporation	Page 26	www.norfolksouthern.com

Corporate Governance | 2020 Annual Meeting and Proxy Statement

donations made under the program. Our cost of the life insurance premiums under the program is partially offset by tax deductions we take from making the charitable contributions. We allocate a proportional share of the cost of maintaining these policies during 2019 to each director eligible for the Directors’ Charitable Award Program in the above table under “All Other Compensation,” regardless of whether we purchased a life insurance policy with respect to each particular director.

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors receive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Restricted Stock Plan. Before 2015, each non-employee director received a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock was registered in the name of the director, who has the right to vote the shares and receive dividends, but restricted stock may not be sold, pledged, or otherwise encumbered during the restriction period. The restriction period begins when the restricted stock was granted and ends on the earlier of death or the director ceasing to serve on the Board because of disability or retirement. Effective January 2015, the Board of Directors amended the Directors’ Restricted Stock Plan to provide that no additional awards will be made under the plan, and alternate awards will be made to new directors under the Long-Term Incentive Plan.

Share Ownership Guidelines for Directors

Our Board of Directors has established as part of our Corporate Governance Guidelines that each non-employee director should own shares of Norfolk Southern stock equal to at least five times the annual amount of quarterly fees paid for service on the Board and its standing committees. The Board of Directors believes this stock ownership guideline is reasonable and aligns director and shareholder interests. Norfolk Southern common stock, restricted stock, and deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this guideline. Directors may acquire such holdings over a five-year period. All directors currently meet this guideline or are expected to meet the guideline within the five-year period.

Norfolk Southern Corporation	Page 27	www.norfolksouthern.com

Audit Committee Matters

ITEM 3

Ratification of Appointment of Independent Registered Public Accounting Firm

✓ The Audit Committee unanimously recommends, and the Board of Directors concurs, that shareholders vote FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to perform the integrated audit of our consolidated financial statements and internal control over financial reporting for 2020. KPMG and its predecessors have been the Corporation’s external auditor since 1982.

Selection of KPMG. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Corporation’s independent registered public accounting firm and consequently is involved in the selection of the lead audit partner for the engagement. In addition, the Audit Committee is responsible for negotiating and approving the fees paid to KPMG. In determining whether to reappoint KPMG this year, the Committee reviewed KPMG’s performance and independence and considered a number of factors, including:

•	the quality of its interactions and discussion with KPMG;
•	KPMG’s performance in the audit engagement;
•	the qualifications of the lead audit partner and audit team;
•	KPMG’s independence program and processes for maintaining independence;
•	KPMG’s expertise and global reach;
•	the length of time KPMG has been engaged; and
•	the potential impact of changing our independent registered public accounting firm.

Due to KPMG’s high quality performance and strong independence, the Audit Committee and the Board of Directors believe that the continued engagement of KPMG as the Corporation’s independent registered public accounting firm is in the best interests of the Corporation and its shareholders.

KPMG Fees. For the years ended December 31, 2019, and December 31, 2018, KPMG billed us for the following services:

	2019	2018
Audit Fees[1]	$3,178,997	$3,288,506
Audit-Related Fees[2]	$215,000	$263,000
Tax Fees[3]	$39,349	$92,544
All Other Fees	$0	$0
Total Fees	$3,433,346	$3,644,050

[1]	Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting (integrated audit), the review of our consolidated financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
[2]	Audit-Related Fees principally include fees for employee benefit plan audits and other attestation services.
[3]	Tax Fees consist of tax advice, tax planning, and tax compliance services.

Norfolk Southern Corporation	Page 28	www.norfolksouthern.com

Audit Committee Matters | 2020 Annual Meeting and Proxy Statement

Pre-Approval Policy. The Audit Committee requires that management obtain the Committee’s prior approval for all audit and permissible non-audit services. The Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Committee considers and pre-approves additional services and projected fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of our independent registered public accounting firm. All services rendered to us by KPMG in 2019 and 2018 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to attend the 2020 Annual Meeting. They will have the opportunity to make a statement, if they so desire, and be available to respond to appropriate questions.

Audit Committee Report

Before our Annual Report on Form 10-K for the year ended December 31, 2019, was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2019.*

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Amy E. Miles, Chair
Marcela E. Donadio
Thomas C. Kelleher
Michael D. Lockhart
John R. Thompson

*	Christopher T. Jones was appointed to the Audit Committee on February 21, 2020, upon his election to the Board, and he did not participate in the Committee's deliberations regarding the audited financial statements for the year ended December 31, 2019.

Norfolk Southern Corporation	Page 29	www.norfolksouthern.com

Executive Compensation

ITEM 4

Approval of Advisory Resolution on Executive Compensation

✓ The Board of Directors unanimously recommends that shareholders vote FOR the advisory resolution approving the compensation of our Named Executive Officers.

We are asking our shareholders to vote to support the compensation of Norfolk Southern’s Named Executive Officers, as disclosed in this Proxy Statement. Our executive compensation program is described in detail in the “Compensation Discussion and Analysis” beginning on page 33 and our “Executive Compensation Tables” beginning on page 47. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Norfolk Southern’s Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While this “Say-on-Pay” vote is advisory, and therefore not binding on the Board, the Compensation Committee will consider the results of the vote in evaluating our executive compensation program in the future.

As more fully described in our Compensation Discussion and Analysis, Norfolk Southern’s executive compensation program is designed to align executives’ compensation with the Corporation’s overall business strategies, to attract and retain highly qualified executives, and to provide incentives that drive shareholder value. Accordingly, the compensation program consists of a mix of the following compensation components that the Committee believes best serve to achieve those objectives:

2019 CEO Target Total Compensation Mix	2019 Other Continuing NEOs Target Total Compensation Mix*

Long-Term Incentive Awards	Annual Incentive	Salary

•  Target longer-term achievement of corporate objectives by aligning interest of executives with shareholders

•  Include performance shares that are earned over a 3-year performance cycle, stock options, and time-based restricted stock units

•  See page 42 for further details

	• Compensate executives based on achievement of annual corporate goals • Earn based on performance against financial and operating metrics • See page 40 for further details	• Help attract and retain executives • Provide a fixed level of compensation • See page 40 for further details

*	Average for Mr. Scheib, Mr. Shaw and Mr. Wheeler. Ms. Earhart is omitted from this table because she retired effective November 1, 2019. Also omitted from this table is Mr. George, who joined the Corporation on November 1, 2019. As described further in the Summary Compensation Table and in the Form 8-K filed on August 28, 2019, Mr. George was granted a signing bonus and inducement equity award effective upon his hire, which awards are distinct from the annual compensation components the Compensation Committee granted to our Named Executive Officers.

Under the direction of our Compensation Committee, our executive compensation program emphasizes performance- based compensation, including compensation that is contingent upon performance conditions or subsequent stock price appreciation. The Committee considers the annual cash incentive, long-term performance share units, and stock options to be performance-based awards. The annual cash incentive and performance share units are at risk of having no value unless threshold goals are achieved, and the stock options are at risk of having no value unless our stock price appreciates.

Norfolk Southern Corporation	Page 30	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

The Committee believes such performance-based compensation creates a strong alignment between the interests of our executive officers and our shareholders. In 2019, our Chief Executive Officer’s target compensation was 71% performance-based, and the other Named Executive Officers’ target compensation was on average 61% performance- based.

The Committee establishes financial and operating metrics for the annual cash incentive, and financial and stock performance criteria for our performance share unit (PSU) long-term stock incentive, and establishes challenging goals that must be met for threshold, target, or maximum payouts to be awarded. For the annual and long-term incentives that ended in 2019, the results were as follows:

•	2019 Annual Incentive: Our Named Executive Officers earned 48.5% of their annual cash incentive opportunity based on achieving below-target performance levels for the operating income and operating ratio metrics.
•	2017-2019 PSU Performance Cycle: An above-target payout of 87.5% was achieved for the three-year cycle, based on performance against goals that were established in January 2017 for two equally weighted metrics, after-tax return on average invested capital (ROAIC) and relative total shareholder return (TSR). We achieved a 75% payout for TSR for the three-year cycle and a 100% payout for ROAIC.

The Committee grants stock options with a ten-year term, providing incentives to our executives to promote long- term shareholder interests. The value of stock options is inextricably linked to the creation of shareholder value, since options generate value for executives when Norfolk Southern creates value for shareholders through price appreciation.

Shareholders have repeatedly expressed strong support for Norfolk Southern’s executive compensation program. We regularly engage in a shareholder outreach program to solicit feedback concerning our executive compensation program. This process allows shareholders to provide input to the Compensation Committee on our executive compensation program and disclosure beyond the annual advisory vote on compensation. In the meetings held during 2019, shareholders expressed satisfaction with Norfolk Southern’s compensation program and with our disclosures related to the program in the proxy statement.

Shareholder Support for Norfolk Southern’s Executive Compensation Program

The Board of Directors and its Compensation Committee believe the compensation program for the Named Executive Officers is appropriately designed to support Norfolk Southern’s goals. Since this advisory vote was first held in 2011, shareholders have agreed, as they have strongly supported our executive compensation program with 94% or more of the votes cast in support each year, including 94% in 2019, in favor of our executive compensation program.

Historical “Say-on-Pay” Voting Results (FOR)

We therefore ask that you express your support by voting FOR the following advisory resolution:

RESOLVED, that the shareholders of Norfolk Southern Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table, and the other related tables and disclosures.

Norfolk Southern Corporation	Page 31	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Compensation Committee Report

The Compensation Committee of our Board of Directors oversees the executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, we reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this Proxy Statement.*

The Compensation Discussion and Analysis discloses the material elements of Norfolk Southern’s executive compensation program. We are committed to a compensation program that is designed to align executives’ compensation with Norfolk Southern’s overall business strategies, attract and retain highly qualified executives, and provide incentives that drive shareholder value. The Compensation Discussion and Analysis describes how our decisions regarding Norfolk Southern’s executive compensation program for 2019 implemented these design elements.

In reliance on the review and discussions with management referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in Norfolk Southern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Daniel A. Carp, Chair
Thomas D. Bell, Jr.
Mitchell E. Daniels, Jr.
Steven F. Leer

Claude Mongeau
Jennifer F. Scanlon

*	John C. Huffard, Jr. was appointed to the Compensation Committee on February 21, 2020, upon his election to the Board, and he did not participate in the Committee’s deliberations regarding the Compensation Discussion and Analysis.

Norfolk Southern Corporation	Page 32	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives, governance, and policies that guide our executive compensation program, the compensation components that made up that program during 2019, and the performance goals and results.

Executive Summary

Our 2019 Executive Compensation Program

The following chart summarizes the key characteristics and performance metrics that apply to the compensation program for our Named Executive Officers for 2019:

Element	Form	Key Characteristics & Performance Metrics
Base Salary	Fixed Cash	• Reviewed annually and periodically adjusted based on market data, individual performance and experience, changes in position or duties, or other circumstances
Annual Incentive	Performance- Based Cash

•   Designed to compensate executives based on achievement of annual corporate performance goals

•   Performance metrics chosen to encourage employees to do all they can individually and as a team to increase revenue, reduce expenses, and improve operating performance

Performance metrics for 2019:

Long-Term Incentive Awards	Performance Share Units (60%)

•   Performance metric chosen to promote efficient utilization of corporate assets and enhancement of shareholder value

•   The performance metric is return on average invested capital, with total shareholder return versus publicly-traded North American Class I railroads as a modifier that may reduce or increase payout (if any) by up to 25%

•   Vest at the end of a 3-year period if performance goal is achieved

	Restricted Stock Units (25% CEO, 30% Other NEOs)	• Serve as a retention tool for valued members of management • Vest ratably in 4 installments beginning on the 1st anniversary of the date of grant
	Stock Options (15% CEO, 10% Other NEOs)	• Provide the ability to retain key employees and at the same time increase shareholder value • Vest on the 4th anniversary of the date of grant

2019 Compensation Alignment

At Norfolk Southern, our Compensation Committee aligns compensation to performance by emphasizing performance- based compensation components. These components include an annual cash incentive, long-term performance share units with a three-year cycle, and stock options.

In February 2019, Norfolk Southern announced its three-year strategic plan focused on increased productivity, efficiency, and revenue growth. Under the strategic plan, Norfolk Southern’s goal is to achieve an operating ratio of 60 percent by 2021 (including a full year operating ratio improvement in 2019 of at least 100 basis points on our 2018 operating ratio of 65.4 percent), revenue growth at a compound annual rate of 5 percent through 2021, focused capital expenditures between 16 percent and 18 percent of revenues through 2021, and significant return of capital to shareholders through a dividend payout ratio of 33 percent and continuance of share repurchases using free cash flow and borrowing capacity. Norfolk Southern is intensely focused on executing these initiatives to drive long-term shareholder value.

Norfolk Southern Corporation	Page 33	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

As described in the “Business Highlights” beginning on page 7, implementation of Norfolk Southern’s three-year strategic plan quickly produced results in 2019, including a record operating ratio of 64.7 percent for the year and diluted earnings per share of $10.25 as compared with $9.51 for 2018. The 2019 operating ratio was a 70 basis point improvement over the prior year’s record, and 2019 diluted earnings per share was an 8 percent improvement over 2018.

In 2019, we reinvested $2 billion in the Corporation through our capital spending and replacement program, while paying $949 million in dividends and repurchasing just over $2 billion of the Corporation’s stock. Annual revenues decreased by 1% in 2019 due to a 5% decrease in total volume, which was partially mitigated by an increase in revenue per unit.

The Committee is committed to tying executives’ annual and long-term incentive compensation to Norfolk Southern’s performance and strategic plan goals.

Annual Incentive. Norfolk Southern did not meet the challenging 2019 target goals for operating income and operating ratio, resulting in a payout of 48.5% of the annual incentive opportunity for the Named Executive Officers.

Performance Share Units. Our Named Executive Officers earned 87.5% of performance share units for the three- year cycle ending in 2019, based on equally weighted goals for total shareholder return (TSR) and after-tax return on average invested capital (ROAIC). We achieved an above-target earnout based on a 75% payout for TSR for the three-year cycle, and a payout of 100% for the ROAIC portion of the award.

Leading Compensation Governance Practices

Embedded in our overall executive compensation program are features that reflect leading governance principles and demonstrate our commitment to best practices in executive compensation:

At Norfolk Southern, We Do	At Norfolk Southern, We Do Not Do

Norfolk Southern Corporation	Page 34	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Key 2019 Compensation Decisions

As the Compensation Committee continues its focus on aligning executives’ compensation with Norfolk Southern’s strategic plan goals and overall business strategies, attracting and retaining highly qualified executives, and providing incentives that drive shareholder value, the Committee made the following key decisions with respect to executive compensation for 2019:

•	Established Challenging 2019 Annual Incentive Performance Targets Aligned to Our Strategic Plan Goals. The Committee selected operating income and operating ratio as performance measures for the 2019 annual incentive, as these measures reflect the Corporation’s financial profitability and operational efficiency. The Committee chose not to include the composite service measure, a railroad network performance measure, as a component in the annual incentive for 2019; rather, the Committee decided that the primary focus of the executives should be on operating income growth and operating ratio improvement, and that the railroad’s operating performance would be incorporated in these two performance measures.

In January 2019, the Committee set challenging financial and operating targets consistent with the 2019 goals established under the Corporation’s three-year strategic plan which, if met, would have produced a 67% annual incentive payout. In establishing performance targets for operating income and operating ratio for 2019, the Committee considered:

•	Norfolk Southern’s forecasted business environment;
•	Norfolk Southern’s continued focus on service; and
•	goals of the three-year strategic plan.

Given Norfolk Southern’s strong financial results for operating income and operating ratio in 2018, the Committee’s expectations of improving profitability, growth, productivity, service, and efficiency, and in consideration of the goals of the strategic plan, the Committee in 2019:

•	increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating income and operating ratio;
•	established Norfolk Southern’s 2018 results as the threshold to earn a minimum payout on either the operating income or operating ratio measure; and
•	increased the payout that would be made upon achievement of the threshold level for operating income. Against these challenging performance measures, Norfolk Southern achieved a 48.5% payout of its 2019 annual incentive, which was below the 67% target payout.
•	Established Compensation for CEO that is 71% Performance-Based. The Committee established Mr. Squires’ 2019 compensation, which provided 74% of his targeted compensation in the form of equity-based awards that are aligned with shareholder interests, and 71% as performance-based compensation.
•	Granted Long-Term Incentive Awards that are Performance-Based. The Committee continued to grant annual long- term incentive awards, the majority of which consist of performance share units and of stock options whose ultimate value is based on shareholder return and which may not have any value at the end of the vesting period. The value of these long-term incentives is closely tied to delivery of results under the Corporation’s three-year strategic plan, and the Committee increased the percentage of total compensation granted as long-term incentive awards for each of the Named Executive Officers in 2019 as compared with 2018.
•	Granted Inducement Awards to CFO. The Committee determined it was in the best interest of the Corporation to provide a new-hire equity grant to Mr. George to serve as an inducement for him to join Norfolk Southern as the Corporation’s Chief Financial Officer in 2019. This equity award created immediate alignment with shareholder interests, and incentivized Mr. George as part of our leadership team to drive long-term value creation. In addition, the Committee provided Mr. George with a cash signing bonus, in part to replace compensation opportunities he forfeited by leaving his former employer. The amounts and terms of these compensation arrangements were deemed necessary by the Committee to recruit the best executive in a competitive market for talent.

Our 2019 Named Executive Officers

Name	Position
James A. Squires	Chairman, President and Chief Executive Officer
Mark R. George	Executive Vice President Finance and Chief Financial Officer
John M. Scheib	Executive Vice President and Chief Strategy Officer
Alan H. Shaw	Executive Vice President and Chief Marketing Officer
Michael J. Wheeler	Executive Vice President and Chief Operating Officer
Cynthia C. Earhart	Former Executive Vice President Finance and Chief Financial Officer

Norfolk Southern Corporation	Page 35	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Objectives of Compensation Program

Norfolk Southern’s executive compensation program is primarily designed to:

•	Align executives’ compensation with overall business strategies.
•	Provide incentives that drive shareholder value.
•	Attract and retain highly qualified executives.

Compensation Governance

The Compensation Committee works closely with its independent compensation consultant throughout the year to develop the executive compensation program and to align pay with performance and with pay at comparable companies. While the Compensation Committee discusses current and proposed compensation structures with management, the Committee acts independently of management and has the full authority to retain any advisors it deems appropriate to assist it in making these decisions.

Role of Independent Compensation Consultant

The Committee engaged an independent compensation consultant, Pay Governance LLC, to provide executive compensation consulting services during 2019. Pay Governance does not provide services to Norfolk Southern other than those provided at the request of the Committee.

At the Committee’s request, Pay Governance compiled compensation data for the peer group selected by the Committee. Pay Governance also provided requested reports and information to the Committee, including at the Committee’s request, recommendations regarding individual pay and compensation program design. Pay Governance attended Committee meetings as requested by the Committee. The Committee used the information provided by Pay Governance, and considers Pay Governance’s analysis and recommendations, as a starting point for its compensation decisions.

More specifically, in 2019, Pay Governance:

•	conducted a market pay assessment of Norfolk Southern’s compensation levels relative to both the competitive market and Norfolk Southern’s compensation philosophy, including identifying and reviewing available market benchmark positions and pay data;
•	assisted Norfolk Southern with the development of long-term incentive grant guidelines for the officer and management groups, based on Pay Governance’s competitive pay assessment;
•	reviewed emerging trends and issues in executive compensation with the Committee and discussed the implications for Norfolk Southern; and
•	provided an analysis of the difficulty of achieving the threshold, target, and maximum performance goals for the annual incentive and the performance share units, and of the current plans’ effectiveness in driving achievement of threshold, target, and maximum payouts.

For 2019 and 2020, following a review of its records and policies, Pay Governance provided the Compensation Committee with a report regarding its conformance with independence factors under applicable SEC rules and the listing standards of the NYSE. The Committee considered the independence factors and determined that Pay Governance is independent and free from potential conflicts of interest.

Performance Reviews

The Committee annually reviews the performance of the Chief Executive Officer and considers this performance when establishing his compensation package. The Committee also reviews the performance of the other Named Executive Officers with the assistance of the Chief Executive Officer, and considers both its own assessment of the executives’ performance and the assessment of the CEO in establishing a compensation package for the other Named Executive Officers.

Committee Consideration of Management Recommendations

Management does not make recommendations on the compensation of the Chief Executive Officer. Pay Governance makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

The Chief Executive Officer provided recommendations to the Compensation Committee on any adjustments to compensation for the Named Executive Officers, other than the Chief Executive Officer. Such adjustments were based on each individual’s performance, level of responsibility, time in position, and internal pay equity.

In addition to individual adjustments, the Chief Executive Officer provided recommendations to the Committee on adjustments to compensation to address retention needs, performance goals, market pay equity, overall corporate performance, and general economic conditions. While the Committee considers the recommendations of management in these areas, it makes compensation decisions independently after considering Pay Governance’s recommendations.

Norfolk Southern Corporation	Page 36	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Consideration of Shareholder Advisory Vote on Compensation and Shareholder Engagement

At Norfolk Southern’s 2019 Annual Meeting of Shareholders, approximately 94% of the votes cast supported the advisory resolution on the compensation of our Named Executive Officers. The Committee compared the results of the advisory vote to its peer group average results and the average results amongst the S&P 500 companies. The Committee viewed the results of the advisory vote as demonstrating broad shareholder support for our current executive compensation program. Given the results of the shareholder advisory vote and the Committee’s ongoing review of Norfolk Southern’s compensation programs, the Committee believes that our existing compensation program effectively aligns the interests of the Named Executive Officers with Norfolk Southern’s long-term goals. While the shareholder vote on compensation is advisory in nature, the Board and Compensation Committee carefully consider the results of any such vote in future compensation decisions.

Norfolk Southern engages in a shareholder outreach program with our institutional investors to solicit feedback concerning our executive compensation program, and this shareholder feedback is reported to the Committee and the Board for consideration. This process allows shareholders to provide input to the Compensation Committee on our executive compensation program and disclosure beyond the annual advisory vote on compensation. In response to specific concerns expressed by shareholders during these discussions, the Committee has taken several actions over the past years to enhance the design of our executive compensation program.

Compensation Policies

In setting compensation for the Named Executive Officers, our Compensation Committee considers:

•	each officer’s performance, experience, qualifications, responsibilities, and tenure;
•	current and historical salary levels, targeted annual incentive opportunities, and long-term incentive awards;
•	expected corporate performance and general economic conditions;
•	general industry compensation survey data; and
•	comparative market data, provided by the independent compensation consultant, for other North American Class I railroads, as a guideline. The Committee considers total direct compensation (salary plus target annual incentive plus the expected value of long-term incentive awards) relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers as compared to the peer group.

The Committee does not consider amounts realized from prior performance-based or stock-based compensation awards when setting the current year’s target total direct compensation, regardless of whether such realized amounts may have resulted in a higher or lower payout than targeted in prior years. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with this purpose.

Peer Group

Our Compensation Committee monitors the continuing appropriateness of its selection of the peer group companies. The Committee believes its focus should be on ensuring the peer group includes the other North American Class I railroads or their holding companies (“Class I railroads”) because Norfolk Southern is primarily in competition with those companies for key executive talent. As a result, the Committee determined that reference to the pay levels at the other Class I railroads was the most relevant comparator for the Named Executive Officers. The Class I railroads that make up the peer group companies for 2019 (“Peer Group Companies”) are: BNSF Railway Company, Canadian National Railway Company, Canadian Pacific Railway Limited, CSX Corporation, Kansas City Southern, and Union Pacific Corporation.

Our Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for each officer based on his or her responsibilities and tenure as compared to the compensation set for comparable positions by the Peer Group Companies. In setting the Chief Executive Officer’s compensation, the Committee strives to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide incentive opportunities that are significantly performance-based and thus designed to drive shareholder value. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher performance-based component than that of the other Named Executive Officers.

Norfolk Southern Corporation	Page 37	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Compensation Components

Overview

Our Compensation Committee has designed a balanced compensation program that provides our Named Executive Officers with an appropriate base salary along with competitive annual and long-term incentive compensation. The program directly links executives’ compensation to Norfolk Southern’s strategic goals and financial performance, and thus aligns their interests with those of our shareholders. Norfolk Southern’s total compensation for its Named Executive Officers is weighted heavily toward performance-based incentive compensation, rather than base salary, so that a substantial portion of targeted executive compensation aligns with shareholder interests.

2019 CEO Target Total Compensation Mix

2019 Average Target Total Compensation Mix for Other NEOs*

*	Average for Mr. Scheib, Mr. Shaw and Mr. Wheeler. Ms. Earhart is omitted from this table because she retired effective November 1, 2019. Also omitted from this table is Mr. George, who joined the Corporation on November 1, 2019. As described further in the Summary Compensation Table and in the Form 8-K filed on August 28, 2019, Mr. George was granted a signing bonus and inducement equity award effective upon his hire, which awards are distinct from the annual compensation components the Compensation Committee granted to our Named Executive Officers.

Norfolk Southern Corporation	Page 38	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

In setting executives’ total direct compensation and the compensation component mix, the Committee considers the advice of its independent compensation consultant and then makes its own judgments to determine appropriate compensation levels and mix. The Committee considers each executive’s performance, responsibilities, time in position, and internal pay equity. In addition, the Committee uses market data of the Peer Group Companies when available as a reference point for determining the appropriate compensation, considering where the expected total direct compensation for the upcoming year falls relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers. In making its final determinations, the Committee generally considers comparable market data, tenure, and internal pay equity.

After considering the available market data and other considerations, at the beginning of 2019, the Committee increased the total direct compensation targets for each of the Named Executive Officers employed at that time, to position each officer’s compensation at a competitive range around the median compensation as compared with comparable positions at the Peer Group Companies. In August 2019, the Committee established the total direct compensation target for Mr. George, which became effective upon his joining the Corporation on November 1, 2019.

For 2019, the portion of total direct compensation awarded as total cash compensation versus long-term incentive compensation for the continuing NEOs was approximately:*

*	Omitted from this table is Ms. Earhart, who retired effective November 1, 2019, and Mr. George, who joined the Corporation on that date.

Our Committee further considers the portion of total direct compensation to be awarded as long-term compensation and how the long-term portion should be allocated among performance share units, restricted stock units, and stock options. This allocation is based on general market practices, compensation trends, governance practices, and business issues facing Norfolk Southern. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will support its overall compensation objectives. For 2019, the Committee maintained the same percentage allocation of long-term incentive awards as granted in 2018.

Norfolk Southern Corporation	Page 39	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Salaries

The Board establishes competitive base salaries for our executive officers to attract and retain key executive talent. Our Compensation Committee reviews the Named Executive Officers’ base salaries annually and periodically makes recommendations to Norfolk Southern’s Board of Directors to adjust salaries based on market data, individual performance and experience, changes in position or responsibilities, or for other circumstances.

After the Committee’s annual salary review in January 2019, the Committee recommended an increase in Mr. Scheib’s salary, and the Board approved this increase. The Committee did not recommend any adjustments to Mr. Squires’, Ms. Earhart’s, Mr. Shaw’s or Mr. Wheeler’s salaries for 2019, as the Committee determined that those salaries were appropriate based on comparisons for total direct compensation among peers at the Peer Group Companies.

In August 2019, the Committee recommended a salary to become effective upon the November 2019 hire of Mr. George as Executive Vice President - Finance and Chief Financial Officer, and the Board approved this salary.

Annual Incentive

Each of our Named Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. Each year, the Compensation Committee establishes a maximum opportunity for each Named Executive Officer at the level of Executive Vice President or above. The opportunity is determined using relevant market data and internal pay equity, and is expressed as a percentage of base salary:

						Corporate Performance Payout Percentage Earned	=	Individual Payout ($)
Annual Base Salary ($)	X	Maximum Opportunity	–	Committee’s Discretionary Adjustment	X

For 2019, the Committee established annual incentive opportunities of 225% of base salary for the Chief Executive Officer and 135% for the Executive Vice President level. The Committee then established performance levels, including at the threshold, target and maximum performance levels as shown below. The Committee established goals to produce an overall 67% targeted corporate performance payout which, if met, would result in annual incentive payouts equal to the following percentages of each officer’s salary:

Position	Annual Incentive Opportunity		Target Performance Level		Percent of Salary Paid as Annual Incentive at Target Performance
Chief Executive Officer	225%	x	67%	=	151%
Executive Vice President	135%	x	67%	=	90%

The Committee may reduce the annual incentive paid to any executive based on performance. For 2019, the Committee did not make any adjustments to the annual incentive payout based on individual performance, and approved payouts to Mr. Squires based on a 225% opportunity and to the Executive Vice Presidents based on a 135% opportunity. The annual incentive amounts paid for 2019 and reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table apply these opportunities in the formula described above.

Under EMIP, each participant has an opportunity to earn an annual incentive that is determined by Norfolk Southern’s performance relative to goals established by the Committee. In 2019, the Committee established goals for operating income and operating ratio, weighted 60% and 40%, respectively. Approximately 20% of the Corporation’s non- union workforce had an opportunity to earn an annual incentive in 2019 based on the achievement of the same annual corporate performance goals that the Committee established under EMIP.

The Committee selected operating income, consisting of operating revenue less the sum of operating expenses, as the metric for the Corporation’s financial profitability. Operating ratio, or operating expenses as a percentage of revenue, is the metric for operational efficiency. The Committee revised its practice from prior years and did not include the composite service measure, a railroad network performance measure, as a component in the annual incentive for 2019. The new strategic plan incorporated the principles of Precision Scheduled Railroading, or PSR, and the composite service measure was based on the pre-PSR railroad operations. In particular, the composite service measure did not necessarily reflect whether the Corporation was efficiently using its assets. As such, the Committee believes that the results of railroad’s operating performance, including the railroad’s service, is best reflected in the two performance measures of operating income and operating ratio, and that the primary focus of the executives should be on operating income growth and operating ratio improvement. The portions of the annual incentive based on operating income and operating ratio each vest independently, so it is possible to earn an annual incentive by achieving the threshold on only one of these metrics. The Committee selected these metrics for 2019 because it believed that use of such metrics encourages employees to do all they can individually and as a team to increase revenue, improve efficiency and reduce expenses.

Norfolk Southern Corporation	Page 40	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

The Committee sets performance levels required to achieve a target payout at the 67% corporate performance level at levels considered challenging with a reasonable likelihood of being achieved and that represent strong levels of performance based on Norfolk Southern’s overall business outlook, general economic conditions expected during the performance year, and long-term strategic plan. The Committee established the maximum annual incentive opportunity at a level so that the full amount would be earned only if actual performance far exceeded forecasted performance. Performance levels for the operating ratio and operating income metrics are established based on the annual financial plan established at the beginning of the year, and were tied to the Corporation’s 2019 goals under the three-year strategic plan announced in February 2019.

For 2019, the Committee set the following threshold, target, and maximum payouts for each of the corporate performance payout metrics for the annual incentive:

	If Norfolk Southern achieved only one of each threshold performance measure listed below, then a threshold payout of:	If Norfolk Southern achieved the target or maximum performance measures listed below, then a payout of:
Operating Income	Threshold	Target	Maximum
Outcome	$3.959	$4.371	≥ $4.846
Corporate Performance Payout Percentage	12%	67%	150%
	or	and	and
Operating Ratio	Threshold	Target	Maximum
Outcome	65.4%	63.4%	≤ 61.8%
Corporate Performance Payout Percentage	8%	67%	150%

Overall, the Committee established the following threshold, target, and maximum payouts for the annual incentive which would be multiplied by the executive’s annual incentive opportunity shown on the previous page:

	If Norfolk Southern achieved threshold performance for only the operating ratio measure, then a threshold payout of:	If Norfolk Southern achieved the target for each of the performance measures listed above, then a payout of:	If Norfolk Southern achieved the maximum for each of the performance measures listed above, then a payout of:
Overall Result	Threshold	Target	Maximum
Corporate Performance Payout Percentage	8%	67%	150%

The dollar amounts corresponding to the above-listed threshold, target, and maximum opportunities for each of the Named Executive Officers can be found under Grants of Plan-Based Awards on page 49.

For each of the performance metrics, the Committee sets performance levels and resulting payouts at intervals between the threshold, target, and maximum. When the Committee met in January 2019 and established the performance metrics for the annual incentive, the Committee considered Norfolk Southern’s forecasted business environment, Norfolk Southern’s continued focus on service, and the goals of the three-year strategic plan. As a result, the Committee increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating income and operating ratio as compared with 2018, and established a threshold level for these metrics equal to 2018 performance. The Committee increased the payout that would be made upon achievement of the threshold for operating income as compared with 2018 in light of the significant performance required to achieve a payout at the threshold level for operating income. The Committee maintained a maximum payout for operating income and operating ratio at the 150% earnout level so as to incent achievement of the strategic plan goals.

Norfolk Southern Corporation	Page 41	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

The final percentage for the annual incentive is calculated using a weighted average of the payouts for each performance metric as illustrated below:

Operating Income (billions) 60%		Operating Ratio 40%
OI	Payout	OR	Payout
$ 4.846	150%	61.8%	150%
$ 4.760	120%	62.2%	125%
$ 4.651	100%	62.6%	100%
$ 4.511	82%	62.9%	80%
$ 4.371	67%	63.4%	67%
$ 4.019	52%	65.0%	52%
$ 3.959	20%	65.4%	20%
<$ 3.959	0%	>65.4%	0%

Actual results for the year were applied to each schedule to determine the earned 2019 award, as detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Income (billions)	$3.989	40.5%	60%	24.3%
Operating Ratio	64.7%	60.5%	40%	24.2%
Total (rounded)				48.5%

Annual incentive award targets and payout ranges for 2019, as well as the actual annual incentive award payouts for each of the Named Executive Officers for 2019, are:

Named Executive Officer	67% Target Incentive	Range of Potential Payouts	Award Actually Earned
James A. Squires	$1,658,250	$0 - $3,712,500	$1,200,375
Mark R. George	$90,450	$0 - $ 202,500	$65,475
Each of Messrs. Scheib, Shaw, and Wheeler	$542,700	$0 - $1,215,000	$392,850
Cynthia C. Earhart	$452,250	$0 - $1,012,500	$327,375

Under the terms of the Executive Management Incentive Plan, the annual incentive paid to any individual executive under the plan will not exceed the lesser of three-tenths of one percent of Norfolk Southern’s income from railway operations for the incentive year or ten million dollars.

Long-Term Incentive Awards

Norfolk Southern believes the most effective means to achieve long-term corporate performance is to align the interests of our Named Executive Officers with shareholders. The Committee achieves this alignment by granting equity-based awards that are earned based on continued employment, and at least half of which vest on achievement of predetermined performance goals. The Compensation Committee believes that the use of long-term incentive compensation for executives reinforces their focus on the importance of returns to shareholders, promotes achievement of long-term performance goals, and encourages executive retention.

For 2019, the Committee allocated the annual long-term incentive award to the Chief Executive Officer 60% as performance share units, 15% as stock options, and 25% as restricted stock units, and to the other Named Executive Officers 60% as performance share units, 10% as stock options, and 30% as restricted stock units. Executives were required to enter into an agreement not to engage in competing employment as a condition of receiving the 2019 award.

Performance Share Units. Norfolk Southern uses performance share units to reward the achievement of performance goals over a three-year period. Performance share units settle in shares of Norfolk Southern common stock after the Committee certifies the extent to which the performance goals were attained. At the time of grant, Norfolk Southern uses the estimated grant date fair values of the performance share unit awards for market comparison purposes.

Norfolk Southern Corporation	Page 42	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

For 2019, the Committee established performance goals based directly on ROAIC, with TSR serving as a modifier rather than a stand-alone metric. The Committee believes ROAIC is an important indicator to shareholders of a capital- intensive company such as Norfolk Southern. No payout will be made unless the threshold is achieved for the three- year ROAIC metric. The Committee believes that management has more influence and control over the ROAIC metric than TSR, and therefore increased emphasis on this financial metric. For the 2019 awards, the Committee determined that if a threshold payout is met for the ROAIC measure, then the payout will be modified based on Norfolk Southern’s TSR as compared with the shareholder return of the other publicly-traded North American Class I railroads reflecting the return over the entire three-year period, as follows:

Modifier for 2019–2021 Performance Share Units
Ranking NS 3-Year Total Stockholder Return vs. Class I Railroads	Performance Share Unit Multiplier
1st	1.250
2nd	1.125
3rd or 4th	1.000
5th	0.875
6th	0.750

Using TSR as a modifier, rather than a performance measure, reduces the impact of the performance rankings within Norfolk Southern’s small group of Class I railroad peers on the determination of the units earned, while still ensuring that the final payout is reflective of the Corporation’s performance relative to its peers. Overall, the Committee believes that the use of the ROAIC measure, with the TSR modifier, promotes the enhancement of shareholder value and efficient utilization of corporate assets.

The performance share units will be forfeited if the recipient terminates from employment with the Corporation before October 1 of the year of grant, except in the case of death or disability.

To allow shareholders to assess the link between corporate performance and compensation, the Committee is committed to disclosing in this Compensation Discussion and Analysis the achievements for our performance share units at the end of each performance period. The Committee believes, however, that disclosing our long-term targets for ROAIC would give substantial insight into the Corporation’s confidential, forward-looking strategies, and could therefore place the Corporation and its shareholders at a competitive disadvantage.

Completed 2017-2019 Performance Share Unit Cycle: For the 2017-2019 performance cycle, the performance criteria were based on two equally weighted criteria: ROAIC and TSR. Under the 2017-2019 grant, each half of the performance share units vested independently of the other half and its respective performance measures. For the 2017-2019 performance cycle, the performance criteria were as follows:

Performance Metric		% of PSUs Earned
NS Three-Year Total Shareholder Return (“TSR”) vs. North American	1st	100%
Class I Railroads	2nd	75%
	3rd	50%
	4th	25%*
	5th	0%*
*Minimum 40% earnout if NS TSR > median S&P 500 TSR for three-year period	6th	0%*
Three-Year Average After-Tax Return on Average Invested Capital	≥ 11.0%	100%
	10.4%	75%
	9.05%	25%
	<9.0%	0%

The earned award for the 2017-2019 performance cycle was determined as follows:

Performance Metric	Performance	% of Award Earned
Three-Year Total Shareholder Return vs. North American Class I Railroads	2nd	75%
Three-Year Average After-Tax Return on Average Invested Capital	11.2%	100%
Total (sum of % of Award Earned divided by 2 for one-half weighting of each of the components)		87.5%

Norfolk Southern Corporation	Page 43	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Based on the final earnout of 87.5% for the 2017-2019 performance share units, the Named Executive Officers who were employed in 2017 received the following number of shares of stock of Norfolk Southern Corporation in early 2020, with the earned award reduced upon distribution as required for tax withholding:

Named Executive Officer	Award Granted (#)	Target Award (#)	Earned Award (#)
James A. Squires	56,370	28,185	49,324
John M. Scheib	2,150	1,075	1,881
Alan H. Shaw	12,360	6,180	10,815
Michael J. Wheeler	14,090	7,045	12,329
Cynthia C. Earhart	9,970	4,985	8,724

Stock Options. Norfolk Southern believes that use of stock options provides us with the ability to retain key employees and at the same time increase shareholder value since the value of the options is only realized if our stock price increases from the date on which the options are granted. For 2019, the Committee maintained a four-year cliff-vesting period to encourage retention of key employees and awarded dividend equivalent payments on options during the vesting period. The value of the option awarded is adjusted to recognize the effect of the dividend equivalents.

The Committee has never issued backdated option grants. Options are priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant. In addition, the Long-Term Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders.

The Committee grants nonqualified stock options annually at the regularly scheduled January meeting of the Compensation Committee. Under the terms of the Long-Term Incentive Plan, the effective date of a grant is the date on which the Compensation Committee makes the grant or, if granted during a blackout period that precedes the release of the Corporation’s financial information for the prior calendar quarter, the first day on which the Corporation’s common stock is traded after a full trading day has elapsed following the release of the prior quarter’s financial information. This establishes a prospective effective date to price the options.

Restricted Stock Units. Norfolk Southern believes that the use of time-based restricted stock units serves as a retention tool for valued members of management. For 2019, the Committee granted restricted stock units that vest ratably over four years beginning on the first anniversary of the date of grant and which settle in shares of Norfolk Southern common stock. The restricted stock units will be forfeited if the recipient terminates from employment with the Corporation before October 1 of the year of grant, except in the case of death or disability.

Special Inducement Grants

The Committee made certain new hire inducement grants to Mr. George, our new Executive Vice President - Finance and Chief Financial Officer. These cash and equity awards were special one-time inducements, the amounts of which are distinct from the salary, annual incentive, and regular annual long-term incentive awards described above. As we disclosed in the Form 8-K filed on August 28, 2019, the Committee approved, and the Board granted Mr. George a $400,000 signing bonus, and the Committee granted a $1,000,000 inducement equity award effective upon his hire. The equity award compensation mix made to Mr. George in November 2019 was made in the same proportions of PSUs, RSUs and non-qualified stock options as the equity awards made to the other Named Executive Awards in January 2019, as shown on page 39, and Mr. George was required to execute a non-compete agreement to receive those awards. Additional information concerning these awards can be found in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table under the heading “Employment and Other Agreements.”

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Our officers, including our Named Executive Officers, participate in the Retirement Plan, a tax-qualified defined benefit pension plan that is generally provided to all our employees who are not subject to a collective bargaining agreement. The Retirement Plan provides a benefit based on age, service, and a percentage of final average compensation. Norfolk Southern also sponsors the Supplemental Benefit Plan, a non-qualified plan that restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans, and provides a retirement benefit for salary or annual incentive that is deferred under Norfolk Southern’s deferred compensation plans. In addition to supporting the goal to retain key employees, the Committee believes the Supplemental Benefit Plan maintains internal equity by ensuring that pension benefit levels are based on relative compensation levels of each participant. Further information on the Retirement Plan and Supplemental Benefit Plan may be found in the Narrative to Pension Benefits Table.

Norfolk Southern maintains the Executives’ Deferred Compensation Plan (the “EDCP”) for the benefit of the Named Executive Officers and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to defer compensation, as adjusted for earnings or losses, until retirement or another specified date or event. We do not make any company or matching contributions to the EDCP. Further information on the EDCP may be found in the Narrative to Nonqualified Deferred Compensation Table.

Norfolk Southern Corporation	Page 44	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Other Benefits and Perquisites

Norfolk Southern provides the Named Executive Officers with certain health and welfare benefits, relocation program benefits, and a tax-qualified 401(k) plan in the same manner that such benefits have been made available to other salaried employees of the Corporation. However, an Executive Officer is not eligible for an equity advance against the value of his or her residence, which is a benefit that is available to all other salaried employees of the Corporation under the Corporation’s relocation program.

The Named Executive Officers receive limited perquisites that the Compensation Committee believes are necessary to retain Executive Officers and to enhance their productivity. Our Board of Directors has directed and requires the Chief Executive Officer, and his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. The Board believes that such use of the corporate aircraft promotes the best interests of Norfolk Southern by generally ensuring the immediate availability of the Chief Executive Officer and by providing a prompt, efficient means of travel in view of the need for security in such travel. For the same reasons, our Board of Directors has determined that the Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes that further the Corporation’s business interests. Such non-business use by other employees and their guests is infrequent.

Other perquisites may include executive physicals and certain approved spousal travel. Norfolk Southern does not make tax gross-up payments on perquisites for the Named Executive Officers employed at the Executive Vice President level or above, except for tax gross-ups on certain relocation expenses and benefits consistent with our relocation programs for all management employees.

The Committee reviews perquisites periodically for both appropriateness and effectiveness. However, the value of any perquisites provided to any of the Named Executive Officers is a limited portion of any officer’s compensation; as such, the Committee does not consider perquisites in its analysis of the total compensation package granted to the Named Executive Officers.

Norfolk Southern believes that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Our executive compensation program has been carefully considered in light of the applicable tax rules. Section 162(m) of the Internal Revenue Code generally provides that a publicly held company may not deduct compensation paid to certain of its executive officers to the extent such compensation exceeds $1 million per executive officer in any year. The Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives, and that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted to deductible compensation. Therefore, the Committee has approved compensation for executive officers that was not fully deductible because of Section 162(m), and expects in the future to approve compensation that is not deductible for income tax purposes. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its shareholders.

Change-in-Control Agreements

Norfolk Southern has entered into change-in-control agreements with the Named Executive Officers to provide certain economic protections to executives in the event of a termination of employment following a change in control of Norfolk Southern. The change-in-control agreements are intended to keep management intact and focused on the best interests of Norfolk Southern and its shareholders in pursuing a potential change-in-control transaction, while serving to eliminate potential management distraction related to the uncertainty of possible job and income loss. The Compensation Committee believes that the agreements are reasonable and appropriate. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. The Committee believes this “double trigger” maximizes shareholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management.

A detailed description of the benefits provided under the change-in-control agreements may be found in the Change-in-Control Agreements section on page 61.

Norfolk Southern Corporation	Page 45	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Individual Agreement for Payment in Connection with Termination

Norfolk Southern entered into an offer letter with Mr. George that provides certain benefits if Mr. George is terminated without “Cause” within sixty months following his November 1, 2019 hire date, as we disclosed in the Form 8-K filed on August 28, 2019. The Committee determined that it was appropriate to include this term in the offer letter to attract Mr. George to join the Corporation as its Executive Vice President - Finance and Chief Financial Officer and leave his prior employment. For a summary of the material terms of this offer letter, see the discussion in the Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table section of this Proxy Statement, under the heading “Employment and Other Agreements.”

Share Ownership Guidelines for Officers

Our Board of Directors has established as part of its Corporate Governance Guidelines the following ownership guidelines for shares of Norfolk Southern stock for its officers:

Position	Minimum Value
Chairman, President and Chief Executive Officer	5 times annual salary
Executive Vice Presidents	3 times annual salary
Senior Vice Presidents, Vice Presidents	1 times annual salary

Norfolk Southern common stock, stock equivalents held in Norfolk Southern’s 401(k) plan, and restricted stock units held in our Long-Term Incentive Plan are counted toward these holdings, but unexercised stock options or unvested performance share units are not counted. Officers may acquire such holdings over a five-year period. All officers currently meet this guideline or are expected to meet the guideline within the five-year period.

Please refer to the Beneficial Ownership of Stock table on page 69 for a summary of the number of common shares owned by our directors and Named Executive Officers as of March 1, 2020.

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction, and pledging or hedging transactions will not be approved.

Anti-Pledging/Anti-Hedging Policy. All of our Executive Officers are prohibited from entering into pledging transactions or positions regarding the Corporation’s securities.

All of our officers (including Executive Officers) and directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted as part of the officer’s or director’s compensation or held, directly or indirectly, by the officer or director.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While we do not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, the Committee has the discretion to take all actions necessary to protect the interests of shareholders up to and including actions to recover such incentive awards. The performance share awards include a clawback provision to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results. Similarly, the Executive Management Incentive Plan includes a clawback provision to permit recovery of annual incentives as a result of any material noncompliance with any financial reporting requirement under the securities laws. The long-term incentive award agreements further provide for forfeiture of awards, including after retirement, if the recipient engages in certain competing employment, or if it is determined that the recipient has committed fraud or theft in the course of the recipient’s employment with Norfolk Southern, or if the recipient discloses certain confidential information. Both the Long-Term Incentive Plan and the Executive Management Incentive Plan further allow for the reduction, forfeiture, or recoupment of any award as may be required by law.

Norfolk Southern Corporation	Page 46	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Executive Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid to each Named Executive Officer during 2019 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2019. The table also sets forth information regarding fiscal 2018 and 2017 compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James A. Squires Chairman, President and Chief Executive Officer	2019	1,100,000	0	6,671,681	1,177,650	1,200,375	6,184,152	302,816	16,636,674
	2018	1,100,000	0	6,162,974	1,087,536	2,833,875	2,957,616	129,984	14,271,985
	2017	1,000,000	0	4,225,099	2,275,119	2,603,250	1,710,708	122,961	11,937,137
Mark R. George[1] Executive Vice President Finance and Chief Financial Officer	2019	100,000	400,000	900,298	100,170	65,475	10,296	8,222	1,584,461

John M. Scheib Executive Vice President and Chief Strategy Officer	2019	600,000	0	1,395,560	155,074	392,850	806,787	9,800	3,360,071
	2018	475,000	0	1,125,559	125,100	724,212	200,864	7,517	2,658,252

Alan H. Shaw Executive Vice President and Chief Marketing Officer	2019	600,000	0	1,395,560	155,074	392,850	2,182,500	18,694	4,744,678
	2018	600,000	0	1,304,995	145,116	927,450	929,508	19,114	3,926,183
	2017	600,000	0	926,630	498,791	937,170	689,472	17,461	3,669,524
Michael J. Wheeler Executive Vice President and Chief Operating Officer	2019	600,000	0	1,756,114	195,212	392,850	2,969,436	185,015	6,098,627
	2018	600,000	0	1,665,345	185,148	927,450	1,458,696	19,527	4,856,166
	2017	600,000	0	1,056,432	568,591	937,170	948,447	22,036	4,132,676
Cynthia C. Earhart[2] Former Executive Vice President Finance and Chief Financial Officer	2019	500,000	0	1,574,219	175,142	327,375	3,543,651	88,242	6,208,629
	2018	600,000	0	1,484,432	165,132	927,450	1,310,124	20,390	4,507,528
	2017	600,000	0	746,753	402,579	937,170	1,033,920	22,103	3,742,525

[1]	Mark George joined the Corporation on November 1, 2019.
[2]	Cynthia Earhart retired from Corporation effective November 1, 2019.

Salary (Column (c))

Reflects salary payable before reduction for elective deferrals to our 401(k) plan, non-qualified deferred compensation plan, or our other plans.

Bonus (Column (d))

Reflects a signing bonus paid to Mr. George upon his hire, as described in the Form 8-K filed on August 28, 2019.

Stock Awards (Column (e))

The amounts reported for Stock Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation.” This column includes Performance Share Units and Restricted Stock Units.

For Performance Share Units, the full grant date fair value is determined consistent with the estimated full accounting cost to be recognized over the three-year performance period, determined as of the end of the month following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For the grant date fair value of only those awards granted to the Named Executive Officers in 2019, see the Grants of Plan-Based Awards Table.

Norfolk Southern Corporation	Page 47	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

The value of the Stock Awards reported in column (e), calculated in accordance with FASB ASC Topic 718 but assuming the highest level of performance would be achieved is as follows:

Year	J. A. Squires	M. R. George	J. M. Scheib	A. H. Shaw	M. J. Wheeler	C. C. Earhart
2019	$ 13,736,544	$1,800,446	$2,790,853	$ 2,790,853	$ 3,512,176	$ 3,148,702
2018	$ 12,688,069		$2,250,728	$ 2,609,572	$ 3,330,950	$ 2,968,415
2017	$ 5,818,538			$ 1,276,016	$ 1,454,721	$ 1,028,580

Option Awards (Column (f))

The amounts reported for Option Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported as Non-Equity Incentive Plan Compensation were paid under the Executive Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis. Amounts reported in this column were earned in the indicated year, and may have been received on a current basis or deferred in accordance with our deferred compensation plans.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

For all the Named Executive Officers other than Ms. Earhart, the amounts shown in this column solely represent the aggregate increase in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Retirement Plan and the Supplemental Benefit Plan for 2019. In accordance with SEC rules, any increase or decrease in the present value of the benefits under our Retirement Plan is aggregated with any increase or decrease in the present value of the benefits under our Supplemental Benefit Plan.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual compensation, and the assumptions used to determine the present value, such as the discount rate and mortality assumptions. For 2019, each of the Named Executive Officers had an increase in the present value of his or her Retirement Plan and Supplemental Plan benefit as a result from increases in each individual’s years of service, final average compensation calculation, and age, and from a decrease in the discount rate assumption, that together more than offset changes in mortality assumptions.

For Ms. Earhart, in addition to the aggregate increase in the actual present value of her pension benefits, $3,795 shown in this column is the amount by which 2019 interest accrued on amounts she deferred under the Officers’ Deferred Compensation Plan before 2001 exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

All Other Compensation (Column (i))

The amounts reported as All Other Compensation for 2019 include: (i) matching contributions to our Thrift and Investment Plan of $9,800 for each of the Named Executive Officers other than Mr. George, and (ii) premiums paid on individually owned executive life insurance policies under our Executive Life Insurance Plan as follows: Mr. Squires, $18,516; Mr. Shaw, $8,894; Mr. Wheeler, $9,183; and Ms. Earhart, $10,022.

Norfolk Southern has different relocation programs that offer benefits on a uniform basis to similarly situated nonagreement employees who are required to relocate for their employment. Several of our Named Executive Officers received benefits under these programs in 2019, and these amounts are further included in the amounts reported as All Other Compensation for 2019:

•	In connection with Norfolk Southern’s relocation of its corporate headquarters from Norfolk, Virginia, to Atlanta, Georgia, Mr. Squires and Mr. Wheeler each relocated to Atlanta in 2019, and each received benefits under the Corporation’s Corporate Consolidation Relocation Program. Mr. Squires and Mr. Wheeler were each subject to the same relocation policy as all other employees who relocated in connection with the corporate headquarters move. The value of allowances, reimbursements, and benefits provided in connection with relocation was $123,040 for Mr. Squires, and $151,958 for Mr. Wheeler.
•	Ms. Earhart elected to receive Norfolk Southern’s Nonagreement Allowance in Lieu of Relocation Benefits, which the Corporation offers to all similarly situated employees as an alternative to the Corporate Consolidation Relocation Program. The program provides certain allowances for up to one year following the date of the employee’s relocation. The value of allowances and reimbursements provided to Ms. Earhart in connection with her position transfer from Norfolk to Atlanta was $10,728.
•	In connection with his start of employment on November 1, 2019, Mr. George was provided $6,500 in allowances under Norfolk Southern’s Relocation Program for Experienced New Hire Employees.

The relocation programs provide tax gross-ups that are designed to partially offset the taxes an employee incurs on certain relocation benefits that are considerable ordinary income under federal and state laws, and the amounts reported as All Other Compensation for 2019 include such tax gross-ups as follows: Mr. Squires, $11,264; Mr. Wheeler, $14,074; and Mr. George, $1,722.

Norfolk Southern Corporation	Page 48	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

For Ms. Earhart, the amount further includes a payment of $57,692 made upon her retirement for unused vacation in accordance with the Corporation’s Vacation Pay Program.

For Mr. Squires, the amount further includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program, and perquisites during 2019 of $138,020, consisting of use of corporate aircraft totaling $134,131, and an executive physical. All perquisites are valued on the basis of aggregate incremental cost to us. All the Named Executive Officers also participated in the Executive Accident Plan, for which there was no aggregate incremental cost.

With regard to personal use of corporate aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, aircraft maintenance, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Use of corporate aircraft includes use by the Named Executive Officers as permitted by resolution of the Board of Directors. The aggregate incremental cost for personal use of corporate aircraft by our Named Executive Officers is allocated entirely to the highest-ranking Named Executive Officer on the flight. Because corporate aircraft are used primarily for business travel, this calculation excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel.

2019 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date[2]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James A. Squires	1/28/2019	1/22/2019	198,000	1,658,250	3,712,500
	1/28/2019	1/22/2019				6,653	29,570	73,925				4,709,911
	1/28/2019	1/22/2019							11,930			1,961,770
	1/28/2019	1/22/2019								25,820	165.79	1,177,650
Mark R. George	11/1/2019	8/27/2019	10,800	90,450	202,500
	11/1/2019	8/27/2019				763	3,390	8,475				600,097
	11/1/2019	8/27/2019							1,610			300,201
	11/1/2019	8/27/2019								2,250	189.92	100,170
John M. Scheib	1/28/2019	1/22/2019	64,800	542,700	1,215,000
	1/28/2019	1/22/2019				1,314	5,840	14,600				930,195
	1/28/2019	1/22/2019							2,830			465,365
	1/28/2019	1/22/2019								3,400	165.79	155,074
Alan H. Shaw	1/28/2019	1/22/2019	64,800	542,700	1,215,000
	1/28/2019	1/22/2019				1,314	5,840	14,600				930,195
	1/28/2019	1/22/2019							2,830			465,365
	1/28/2019	1/22/2019								3,400	165.79	155,074
Michael J. Wheeler	1/28/2019	1/22/2019	64,800	542,700	1,215,000
	1/28/2019	1/22/2019				1,654	7,350	18,375				1,170,708
	1/28/2019	1/22/2019							3,560			585,406
	1/28/2019	1/22/2019								4,280	165.79	195,212
Cynthia C. Earhart	1/28/2019	1/22/2019	64,800	542,700	1,215,000
	1/28/2019	1/22/2019				1,483	6,590	16,475				1,049,655
	1/28/2019	1/22/2019							3,190			524,564
	1/28/2019	1/22/2019								3,840	165.79	175,142

[1]	The amounts shown represent the full-year threshold, target, and maximum opportunity payable for the annual incentive under the EMIP, as determined at the time that the Compensation Committee made the awards. Because Ms. Earhart retired during the year, she was eligible only for a prorated award. As a result of Ms. Earhart’s retirement effective November 1, 2019, her threshold, target and maximum prorated awards were $54,000, $452,250, and $1,012,500, respectively. The amount actually paid as an annual incentive under the EMIP is reported in the Non-Equity Incentive Plan Compensation (column (g)) of the Summary Compensation Table.
[2]	Consistent with past practice and the terms of LTIP, the Committee made all January 2019 equity awards to directors and executive officers effective on the day after a full trading day has elapsed following the release of our fiscal year financial results. Because the Committee meetings at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices.

Norfolk Southern Corporation	Page 49	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (EMIP) (Columns (c), (d), and (e))

These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and had the potential to be earned upon the achievement of certain performance goals established by the Committee for the fiscal year ended December 31, 2019. For a discussion of the performance goals established by the Committee, see page 41 of our “Compensation Discussion and Analysis” section. The Committee targeted a payout of 67% in 2019 in setting the annual performance goals for EMIP incentive awards, and using an annual incentive opportunity equal to 225% of salary for the Chief Executive Officer and 135% of salary for an Executive Vice President. Consequently, the target amounts in column (d) assume that the Named Executive Officers earned 67% of the potential EMIP awards that they could have earned using these annual incentive opportunities. The threshold amounts in column (c) assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. The Named Executive Officers earned 48.5% of these EMIP awards based on our performance during 2019. These annual incentive amounts are also included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs) (Columns (f), (g), and (h))

These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2021. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committee targeted a payout of 100% in setting the performance goals for performance share unit awards. Consequently, the target amounts in column (g) assume that the Named Executive Officers will earn 100% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts in column (f) assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if the Corporation’s performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units.

All Other Stock Awards (RSUs) (Column (i))

These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these restricted stock unit awards, see the narrative discussion which follows this table.

All Other Option Awards (Stock Options) (Columns (j) and (k))

These non-qualified stock options are exercisable as of January 28, 2023. The Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The closing price for both the January 28, 2019 grant of stock options for the Named Executive Officers other than Mr. George, and for the November 1, 2019 grant of stock options for Mr. George was higher than the average price on each date of grant, so the exercise price shown is the closing price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the participant for at least six months preceding the date of exercise) valued on the date of exercise. For a discussion of the other material terms of these option awards, see the narrative discussion which follows this table.

Grant Date Fair Value of Stock and Option Awards (Column (l))

The amounts reported in Column (l) represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are also computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by shareholders in 2015, allows for the award of equity-based awards, including nonqualified stock options, restricted stock units, and performance share units to non-employee directors, officers, and other employees of the Corporation.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2019, the award cycle began on January 1, 2019, and ends December 31, 2021. Under the 2019 performance share unit awards, corporate performance is measured using three-year after-tax return on average invested capital (“ROAIC”). ROAIC for this purpose is calculated by dividing Norfolk Southern’s net operating profit after-tax (defined as net income excluding interest expense, and adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations) by the average invested capital (defined as the average of the current and prior year-end shareholders’ equity and total debt balances, which is then adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations). Target performance for the ROAIC measure translates into a 100% payout factor, while threshold performance for ROAIC results in a 30% payout factor and the maximum performance for ROAIC results in a 200% payout factor; however, if at least the threshold is achieved for the ROAIC measure, the number of units earned will be multiplied by a modifier between 0.75 and 1.25 based on the ranking of the three-year total return to the Corporation’s stockholders as compared with the total shareholder return on the publicly traded stocks of the other North American Class I railroads, with the shareholder return measurement reflecting the return over the entire three-year period and using a 20-day average to measure performance at the beginning and the end of the period. Additional discussion of the performance

Norfolk Southern Corporation	Page 50	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

share units can be found beginning on page 42 of our “Compensation Discussion and Analysis” section. Performance share units that are earned are distributed in shares of our common stock.

The Compensation Committee met on January 22, 2019, to approve the option grants to be awarded in January 2019. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2018, the Committee made these grants effective January 28, 2019. On August 27, 2019, the Committee approved an equity award, including an option grant, that would be effective on Mr. George’s first day of employment on November 1, 2019. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices. These options become exercisable January 28, 2023, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalent payments are paid in cash to active employees on unvested options until the option vesting date in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise. Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification, or replacement is approved by our shareholders.

The restricted stock units awarded in January 2019 are distributable ratably over a four-year period beginning on the first anniversary of the grant date, and are settled in shares of our common stock. The restricted stock units awarded to Mr. George effective on his first day of employment, November 1, 2019, are distributable ratably in three installments beginning in January 2021. Dividend equivalent payments are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Receipt of an award under LTIP in 2019 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” within two years following retirement.

For 2019, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were payable based on our performance relative to pre-determined performance measures for operating income and operating ratio. The performance metrics relative to these performance measures were established by the Committee in January 2019. A more detailed discussion of these performance measures can be found on page 40 of our “Compensation Discussion and Analysis” section.

The Committee set Mr. Squires’ 2019 incentive opportunity at 225% of his 2019 base salary and the Executive Vice Presidents at 135% of their 2019 base salaries. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the “Compensation Discussion and Analysis” section.

Employment and Other Agreements

Mr. George’s compensation reflected in the 2019 Summary Compensation Table was provided pursuant to an offer letter agreement dated August 26, 2019, which was filed in a Form 8-K on August 28, 2019, and which set forth his compensation and certain other benefits effective upon his appointment as Executive Vice President - Finance and Chief Financial Officer on November 1, 2019 (“George Offer Letter”). The George Offer Letter provides: (1) a signing bonus of $400,000, payable within 30 days following the commencement of active employment (2) an inducement equity grant under the LTIP with a target value of $1,000,000, comprised of (a) 60% of the award as performance share units based on specified corporate performance goals for the three-year period from 2019-2021, (b) 30% of the award as restricted stock units distributable in three installments in 2021, 2022 and 2023, and (c) 10% of the award as non- qualified stock options that expire on January 27, 2029; (3) annual salary of $600,000; and (4) participation in the EMIP at the level established for executive vice presidents, which for 2019 was 135% of base salary.

The George Offer Letter provides that although Mr. George’s employment is “at will,” if the Corporation terminates his employment without “Cause” (as defined below) within the first sixty months of his employment, he will receive the following, subject to his execution of a general release of claims against the Corporation:

•	All compensation due as of his termination date, including any applicable annual incentive awards, which awards would be pro-rated based on his actual employment during the year of termination (payable prior to March 1 of the year following termination);
•	Additional compensation in an amount equal to twelve months of Mr. George’s then current salary, payable in a lump sum; and
•	A waiver of the LTIP provision for termination of awards such that his outstanding LTIP awards would be treated as if he retired, with continued vesting of all unvested shares of LTIP previously granted as of his termination date.

For purposes of the George Offer Letter, “Cause” is defined to mean George’s (a) indictment, conviction or plea of nolo contendere to any felony, (b) theft, fraud or embezzlement resulting in his gain or personal enrichment, or (c) his failure or refusal to substantially perform his duties for the Corporation.

We have no employment agreements or other employment arrangement with our Named Executive Officers.

Norfolk Southern Corporation	Page 51	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2019

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date[6]	Number of Shares or Units of Stock That Have Not Vested (#)[7]	Market Value of Shares or Units of Stock That Have Not Vested ($)[8]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[7,9]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)[8]
James A. Squires	22,568		69.830	1/23/2023	45,530	8,838,739	76,706	14,890,936
	29,290		94.170	1/22/2024
	28,830		104.230	1/26/2025
	132,880		92.760	5/31/2025
		105,420[1]	70.320	1/27/2026
		60,300[2]	120.250	1/25/2027
		26,080[3]	149.580	1/24/2028
		25,820[4]	165.790	1/27/2029
Mark R. George		2,250[4]	189.920	1/27/2029	1,610	312,549	3,390	658,101
John M. Scheib	1,640		94.170	1/22/2024	6,543	1,270,193	13,968	2,711,608
	1,610		104.230	1/26/2025
		2,460[1]	70.320	1/27/2026
		2,190[2]	120.250	1/25/2027
		3,000[3]	149.580	1/24/2028
		3,400[4]	165.790	1/27/2029
Alan H. Shaw	2,000		62.745	1/26/2021	9,903	1,922,469	15,264	2,963,200
	1,900		75.140	1/25/2022
	2,550		69.830	1/23/2023
	2,760		94.170	1/22/2024
	2,720		104.230	1/26/2025
		20,210[1]	70.320	1/27/2026
		13,220[2]	120.250	1/25/2027
		3,480[3]	149.580	1/24/2028
		3,400[4]	165.790	1/27/2029
Michael J. Wheeler		21,080[1]	70.320	1/27/2026	11,593	2,250,549	19,382	3,762,628
		15,070[2]	120.250	1/25/2027
		4,440[3]	149.580	1/24/2028
		4,280[4]	165.790	1/27/2029
Cynthia C. Earhart	11,829		94.170	1/22/2024	11,203	2,174,838	17,310	3,360,390
	20,210		70.320	11/1/2024
	10,670		120.250	11/1/2024
	3,960		149.580	11/1/2024
		3,840[5]	165.790	11/1/2024
	12,301		104.230	1/26/2025

[1]	These options vested on January 28, 2020.
[2]	These options vest on January 26, 2021, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[3]	These options vest on January 25, 2022, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[4]	These options vest on January 28, 2023, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[5]	These options vested on January 27, 2020, following Ms. Earhart’s retirement on November 1, 2019.

Norfolk Southern Corporation	Page 52	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

[6]	For each option award, an expiration date listed for 2026 or after expires on the earlier of the date listed or, if the Named Executive Officer retires before that date, five years after the Named Executive Officer retires.
[7]	The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units as shown in the Number of Shares or Units of Stock That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name	Unvested Restricted Stock Units	Unearned Performance Share Units	Unit Vest Date
J. A. Squires	3,600		1/27/2020
		47,136	12/31/2020
	12,800		1/28/2021
		29,570	12/31/2021
	8,110		1/26/2022
	9,090		33% in Jan. 2020, 2021, and 2022
	11,930		25% in Jan. 2020, 2021, 2022, and 2023
M. R. George	1,610		33% in Jan. 2021, 2022, and 2023
		3,390	12/31/2021
J. M. Scheib	340		1/27/2020
		8,128	12/31/2020
	920		1/28/2021
		5,840	12/31/2021
	570		1/26/2022
	1,883		33% in Jan. 2020, 2021, and 2022
	2,830		25% in Jan. 2020, 2021, 2022, and 2023
A. H. Shaw	660		1/27/2020
		9,424	12/31/2020
	2,450		1/28/2021
		5,840	12/31/2021
	1,780		1/26/2022
	2,183		33% in Jan. 2020, 2021, and 2022
	2,830		25% in Jan. 2020, 2021, 2022, and 2023
M. J. Wheeler	660		1/27/2020
		12,032	12/31/2020
	2,560		1/28/2021
		7,350	12/31/2021
	2,030		1/26/2022
	2,783		33% in Jan. 2020, 2021, and 2022
	3,560		25% in Jan. 2020, 2021, 2022, and 2023
C. C. Earhart	1,650		1/27/2020
		10,720	12/31/2020
	2,450		1/28/2021
		6,590	12/31/2021
	1,430		1/26/2022
	2,483		33% in Jan. 2020, 2021, and 2022
	3,190		25% in Jan. 2020, 2021, 2022, and 2023

Norfolk Southern Corporation	Page 53	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

[8]	These values are based on the $194.13 closing market price of our common stock as of December 31, 2019.
[9]	These amounts represent (i) grants of performance share units made in 2018 pursuant to the Long-Term Incentive Plan (“LTIP”) that may be earned out over the three-year period ending December 31, 2020, and (ii) grants of performance share units made in 2019 pursuant to LTIP that may be earned out over the three-year period ending December 31, 2021. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, in accordance with the SEC requirements for this table, the number of performance share units disclosed is determined by reporting performance based on achieving threshold performance goals, except that if performance during the last completed fiscal years over which performance is measured has exceeded the threshold, then the disclosure is based on the next highest performance measure (target or maximum) that exceeds the last completed fiscal years over which performance is measured. In accordance with this rule, the number of performance share units shown by each Named Executive Officer for these grants is 160% for the annual grant of performance share units made in 2018, and 100% for the annual grant of performance share units made in 2019, which represents (a) the actual percentage for the ROAIC for each completed year in the performance periods, (b) the maximum percentage for ROAIC for the uncompleted year in the 2018- 2020 performance period, and for the uncompleted years in the 2019-2021 performance period.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)[1]	(#)[2]	($)[2]
James A. Squires	1,432	192,414	56,333	10,705,122
Mark R. George	0	0	0	0
John M. Scheib	0	0	2,878	528,100
Alan H. Shaw	0	0	12,272	2,334,050
Michael J. Wheeler	2,720	224,833	13,985	2,660,035
Cynthia C. Earhart	9,943	1,117,986	11,300	2,113,320

[1]	Represents the difference between the price of the underlying common stock on the day of exercise and the exercise price of the option(s).
[2]	Represents the aggregate number of (1) restricted stock units that vested and were distributed during fiscal year 2019, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date, and (2) performance share units that vested during fiscal year 2019, which shares were distributed on January 30, 2020, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date of December 31, 2019.

Norfolk Southern Corporation	Page 54	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Retirement Benefits

2019 Pension Benefits Table

The following table shows, as of December 31, 2019, each Named Executive Officer’s years of credited service, present value of accumulated benefit, and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the nonqualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James A. Squires	Retirement Plan	28.25	1,481,544	0
	SERP	28.25	15,707,556	0
Mark R. George	Retirement Plan	0.17	840	0
	SERP	0.17	9,456	0
John M. Scheib	Retirement Plan	14.42	510,012	0
	SERP	14.42	964,368	0
Alan H. Shaw	Retirement Plan	26.00	1,143,720	0
	SERP	26.00	3,987,636	0
Michael J. Wheeler	Retirement Plan	35.00	1,680,408	0
	SERP	35.00	6,660,096	0
Cynthia C. Earhart	Retirement Plan	34.00	1,734,576	21,261
	SERP	34.00	8,031,504	6,125

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2019, which is the pension plan measurement date we use for financial reporting purposes. We assume a retirement age of 60 for purposes of the table for each of the Named Executive Officers who was employed on December 31, 2019, since that is the earliest age at which a participant may retire under the plans without an age-based benefit reduction, and none of those officers had reached that age as of December 31, 2019. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 12 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by a percentage equal to 1.5% times total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary, awards under the Executive Management Incentive Plan, and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement (although there may be a six-month delay in payment of benefits that accrued under the SERP after January 1, 2005, if required by Section 409A of the Internal Revenue Code) and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

Mr. Squires and Mr. Wheeler are eligible for early retirement under the Retirement Plan and the SERP since each has reached age 55 and has 10 years of creditable service. If Mr. Squires or Mr. Wheeler chooses to retire prior to age 60, their benefits will be reduced by 1/360th for each month he is under age 60 at the time of retirement. Ms. Earhart retired on November 1, 2019, and her benefits were reduced by 1/360th for each month she was under age 60 at the time of her retirement.

We have no policy with regard to granting extra years of credited service. However, as described below, our change-in- control agreement for Mr. Squires provides for additional years of credited service in limited circumstances.

Norfolk Southern Corporation	Page 55	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Executives’ Deferred Compensation Plan (“EDCP”), and the Officers’ Deferred Compensation Plan (“ODCP”). The table and narrative below describe the material elements of these plans.

2019 Nonqualified Deferred Compensation Table

Name	Plan	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
James A. Squires	EDCP	0	0	367,140	0	3,641,645
Mark R. George	EDCP	0	0	0	0	0
John M. Scheib	EDCP	238,990	0	134,734	0	665,369
Alan H. Shaw	EDCP	0	0	4,652	0	19,569
Michael J. Wheeler	EDCP	0	0	157,356	0	959,901
Cynthia C. Earhart	EDCP	231,863	0	339,211	0	2,379,687
	ODCP	0	0	47,441	0	757,171

[1]	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.
[2]	Of these amounts, the following has previously been reported as compensation to the Named Executive Officer in our Summary Compensation Tables ending with the fiscal year ended December 31, 2018: Mr. Squires, $2,127,866; Mr. Scheib, $238,990, and Ms. Earhart, $553,150.

Narrative to Nonqualified Deferred Compensation Table

The 2019 Nonqualified Deferred Compensation table presents amounts deferred under (i) the EDCP, and (ii) the ODCP. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred on or after January 1, 2001, have been deferred under the EDCP. Participants may defer up to 50% of base salary and 100% of annual incentive payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments.

For Ms. Earhart, amounts deferred before January 1, 2001, were deferred under the ODCP and earn a fixed rate of interest, which is credited to her account at the beginning of each quarter. In general, the fixed interest rate under ODCP is determined on the basis of the participant’s age at the time of the deferral. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five installments beginning in the year following the year in which the participant retires.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the EDCP and the ODCP, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the ODCP, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the EDCP, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the EDCP or (b) 7%.

Norfolk Southern Corporation	Page 56	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with the Corporation.

Post Employment Benefits*

The benefits to be provided to our Named Executive Officers in the event of a termination due to retirement, involuntary separation, death, disability, or a change in control are quantified in the table below. As of December 31, 2019, Mr. George, Mr. Scheib and Mr. Shaw were not eligible to retire under our retirement plans, so figures listed for each of them under Retirement assume a voluntary separation as of that date. Ms. Earhart retired effective November 1, 2019, and this table thus only reflects the amounts payable as a result of her retirement. Except as provided in this paragraph, this analysis assumes that on December 31, 2019,

•	for a Retirement, the executive retired as of that date;
•	for an Involuntary Separation, the executive’s employment was terminated as of that date due to the executive’s position being abolished in connection with a downsizing or internal restructuring (and the executive elected to retire if he or she is retirement eligible);
•	for a Death, the executive dies on that date;
•	for a Disability, the executive became disabled on that date; and
•	for a Change in Control, (i) a change in control of the Corporation occurred, as defined in the applicable change- in-control agreements, and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

	Retirement $	Involuntary Separation $	Death $	Disability $	Change in Control $
James A. Squires
Severance Pay		1,142,308			14,437,500
Performance Share Units	10,801,481	10,801,481	10,801,481	10,801,481	23,025,507
Unvested Stock Options	19,400,617	19,400,617	19,400,617	19,400,617
Accelerated Dividends					924,678
Restricted Stock Units	8,838,739	8,838,739	8,838,739	8,838,739
Deferred Compensation Equivalent					1,830,943
Pension Enhancement					25,160,405
Health Benefits	137,298	137,393	51,307	137,298	48,946
Life Insurance Proceeds			3,300,000
Vacation Pay	105,769	105,769			105,769
TOTAL	39,283,903	40,426,309	42,392,143	39,178,134	65,533,748
Mark R. George
Severance Pay		600,000			299,000
Performance Share Units		307,861	307,861	307,861
Unvested Stock Options		9,473	9,473	9,473
Restricted Stock Units		312,549	312,549	312,549
Health Benefits		1,674	1,674
Life Insurance Proceeds			600,000
TOTAL		1,231,557	1,231,557	629,838	299,000

Norfolk Southern Corporation	Page 57	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

	Retirement $	Involuntary Separation $	Death $	Disability $	Change in Control $
John M. Scheib
Severance Pay		323,077			3,009,000
Performance Share Units			2,004,276	2,004,276
Unvested Stock Options			696,376	696,376
Restricted Stock Units			1,270,193	1,270,193
Health Benefits		1,409	1,409
Life Insurance Proceeds			1,000,000
TOTAL		324,572	4,972,339	3,970,844	3,009,000
Alan H. Shaw
Severance Pay		567,923			3,009,000
Performance Share Units			2,145,797	2,145,797
Unvested Stock Options			3,730,284	3,730,284
Restricted Stock Units			1,922,469	1,922,469
Health Benefits		1,360	340,621	469,042
Life Insurance Proceeds			1,800,000
TOTAL		569,283	9,939,171	8,267,592	3,009,000
Michael J. Wheeler
Severance Pay		784,615			3,009,000
Performance Share Units	2,719,325	2,719,325	2,719,325	2,719,325
Unvested Stock Options	4,042,384	4,042,384	4,042,384	4,042,384
Restricted Stock Units	2,250,549	2,250,549	2,250,549	2,250,549
Health Benefits	211,013	211,141	126,949	211,013
Life Insurance Proceeds			1,800,000
Vacation Pay	57,692	57,692
TOTAL	9,280,962	10,065,706	10,939,206	9,223,270	3,009,000
Cynthia C. Earhart
Performance Share Units	2,430,731
Unvested Stock Options	108,826
Restricted Stock Units	2,174,838
Health Benefits	79,299
Vacation Pay	57,692
TOTAL	4,851,386

*	This table does not include the pension benefits reflected in the Pension Benefits Table, or the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table. In addition, this table does not quantify the benefits that would be payable under the Corporation’s Long-Term Disability Plan to any of our Named Executive Officers who terminated employment as a result of total disability.

Severance Pay

For an Involuntary Separation resulting in the Named Executive Officer’s position being abolished in connection with a downsizing or internal restructuring, for each officer other than Mr. George, these amounts represent two weeks of the executive’s annual base salary for each calendar year of service up to a maximum of 80 weeks. These amounts would be payable under our Severance Pay Plan that is generally applicable to all of our management employees. For an Involuntary Separation for Mr. George, reflects 12 months of his current salary determined as of December 31, as provided in his August 2019 offer letter. For a description of the severance payable if the Named Executive Officer was involuntarily separated for a reason other than downsizing or internal restructuring, see the section captioned “Termination for Any Other Reason.”

For a Change in Control, these amounts represent the sum of each Named Executive Officer’s base salary (limited to the amount paid during the 12-month period before December 31, 2019) plus annual incentive pay times 2.99 for Mr. George, Mr. Scheib, Mr. Shaw, and Mr. Wheeler, and times three for Mr. Squires. If the Named Executive Officer had

Norfolk Southern Corporation	Page 58	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

elected to defer either a portion of salary or annual incentive under the Executives’ Deferred Compensation Plan, then a corresponding portion of this amount would have been deferred and subsequently paid in accordance with the Named Executive Officer’s original deferral election rather than distributed in a lump sum.

Performance Share Units

For Retirement, Death, or Disability, these amounts represent the estimated dollar value of the annual grants of performance share units to be earned during the performance cycles ending December 31, 2020, and December 31, 2021, assuming an earnout of 90.0% for the grants of performance share units made in 2018 and 98.5% for the grants of performance share units made in 2019, and in each case multiplied by $194.13, the closing stock price on December 31, 2019, the last trading day of the Corporation’s fiscal year. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, these percentages represent the actual percentage achieved for each completed year in the performance cycle for the ROAIC measure and the 100% target percentage achievement for each uncompleted year in the performance period. Estimated amounts for the performance cycles ending December 31, 2020, and December 31, 2021, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement or death benefit provisions under LTIP, we have included these awards here as well. If a participant retires, dies, or becomes disabled before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not retired or died; however, these awards are subject to forfeiture in certain situations following retirement or disability including if the participant engages in competing employment or violates a confidentiality agreement.

For Involuntary Separation, Mr. Squires and Mr. Wheeler were eligible to retire as of December 31, 2019; accordingly, had their employment been terminated by us on that date, each would have been entitled to the retirement benefits described above. For an Involuntary Separation for Mr. George, reflects that his performance share units would be treated as if he retired as provided in his August 2019 offer letter.

For a Change in Control, this amount represents a cash payment to which Mr. Squires would not otherwise be entitled absent a change in control. Values based on (i) the $194.13 closing stock price on December 31, 2019, the last trading day of the Corporation’s fiscal year, and (ii) the average earnout for performance share units for the two most recently completed cycles of 69.5%, which is the assumed earnout required under his change-in-control agreement. Mr. Squires was fully vested in his performance share unit awards for the performance cycle ended December 31, 2019, and this award is excluded from the above amounts.

Unvested Stock Options

For Retirement and Death, these amounts represent the value of the 2016, 2017, and 2018 unvested stock options for the Named Executive Officer for which vesting is accelerated to the date of retirement or death. The amounts further represent the value of the unvested stock options for the Named Executive Officers for which vesting is not accelerated as a result of Retirement, Disability, or Death; however, because the Named Executive Officers would forfeit these awards but for the retirement, disability, or death provisions of LTIP and their LTIP award agreements, we have included the value of these unvested stock options as well. Amounts in these columns do not include the value of vested, unexercised stock options. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of each Named Executive Officer’s vested, unexercised options.

For Involuntary Separation, Mr. Squires and Mr. Wheeler were eligible to retire as of December 31, 2019; accordingly, had their employment been terminated by us or them on that date, each would have been entitled to the retirement benefit provisions under LTIP for their unvested stock options. For an Involuntary Separation for Mr. George, reflects that his unvested stock options would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, this table does not report the value of vested options held by each Named Executive Officer as of December 31, 2019. Under the change-in-control agreement for Mr. Squires, in the event his employment with us is terminated in connection with a change in control, we are required to pay him the then current spread value of his vested options rather than require him to exercise them and sell the underlying shares. Based on the $194.13 closing stock price on December 31, 2019, the last trading day of the Corporation’s fiscal year, the values of those options were $21,794,893. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Mr. Squires’ unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited if his employment is terminated for any reason other than retirement, disability, or death. Accordingly, options which were unvested as of December 31, 2019, are excluded from this amount.

Restricted Stock Units

For Retirement, Death, and Disability, these amounts represent the dollar value of restricted stock units based on the $194.13 closing stock price on December 31, 2019, the last trading day of the Corporation’s fiscal year. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement, death, or disability benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well. If a participant retires, dies, or becomes disabled before the end of the restriction period, the awards are delivered at the end of the restriction period as if the participant had not retired, died, or become disabled; however, these awards are subject to forfeiture in the event the participant “engages in competing employment” following retirement and before the end of the restriction period.

Norfolk Southern Corporation	Page 59	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

For Involuntary Separation, Mr. Squires and Mr. Wheeler were eligible to retire as of December 31, 2019; accordingly, had their employment been terminated by us or them on that date, each would have been entitled to the retirement benefit provisions under LTIP for their restricted stock units. For an Involuntary Separation for Mr. George, reflects that his restricted stock units would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, the change-in-control agreements do not provide for the acceleration of any unvested restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the LTIP, they will forfeit any unvested restricted stock units if their employment is terminated for any reason other than retirement, disability, or death. The Committee has the authority under LTIP to waive any restrictions on restricted stock units.

Deferred Compensation Equivalent

For a Change in Control, this amount represents the cash payment that would have been payable when Mr. Squires reached age 65, as provided in his change-in-control agreement. This amount does not include the aggregate balance of Mr. Squires’ deferred compensation account as of December 31, 2019, in which he is vested.

Pension Enhancement

For a Change in Control, this amount represents the amount by which Mr. Squires’ pension benefit, as enhanced by his change-in-control agreement, exceeds the actuarial present value of his accumulated pension benefit as of December 31, 2019. The amount does not include the actuarial present value of his accumulated pension benefit as of December 31, 2019. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

Health Benefits

For Retirement, Disability, or a Change in Control, these amounts represent estimated medical benefits for the Named Executive Officers and their eligible dependents.

For Involuntary Separation, as each of Mr. Squires and Mr. Wheeler were eligible to retire as of December 31, 2019, each of them could have elected to retire and receive the same benefits as shown under the “Retirement” column plus thirty days of continued dental and vision coverage for the executive and his eligible dependents to be provided by the Corporation in accordance with the Corporation’s Severance Pay Plan. Accordingly, the amounts in this column represent the cost of their post-retirement medical coverage plus the cost of continued dental and vision coverage. For Mr. George, Mr. Scheib, and Mr. Shaw, these amounts represent the cost of thirty days of medical, dental, and vision coverage for the executive and his eligible dependents to be paid by the Corporation in accordance with the Corporation’s Severance Pay Plan that is generally applicable to all our management employees.

For Death, these amounts represent estimated medical benefits for the eligible dependents of the Named Executive Officer. For a Change in Control, this amount represents medical and dental benefits for a fixed period of time specified in Mr. Squires’ change-in-control agreement.

Life Insurance Proceeds

These amounts represent the life insurance proceeds payable upon the death of the executive officer while employed. In addition to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump-sum payment from the insurance company.

Post-Retirement Life Insurance

Under our frozen Executive Life Insurance Plan, upon retirement, the remaining premiums on a participant’s life insurance policy must be paid in the minimum number of level annual premiums allowable. This amount represents the remaining premiums required to be paid to fully fund Ms. Earhart’s life insurance policy. No premiums would have been required at the end of 2019 to fully fund any of our other Named Executive Officer’s life insurance policies as a result of retirement. The life insurance policy amounts are as follows: Mr. Squires, $345,000; Ms. Earhart, $300,000; Mr. Shaw, $87,000; and Mr. Wheeler, $54,100. Neither Mr. George nor Mr. Scheib are covered by the Corporation’s Executive Life Insurance Plan.

In addition, Ms. Earhart and Mr. Wheeler would each be eligible for $50,000 retiree life insurance coverage under the Corporation’s group life insurance program. Messrs. Squires, George, Scheib, and Shaw would not be eligible for any retiree group life insurance coverage.

Vacation Pay

Under the Corporation’s Nonagreement Vacation Program, an employee who separates from employment on December 31 will not be paid for the following year’s vacation except in the case of retirement.

Norfolk Southern Corporation	Page 60	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and
•	within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability, or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets, or similar fundamental transaction which results in our shareholders holding less than 80% of the voting power of the combined company;
•	a shareholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;
•	a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two- thirds of directors who had at least two years of service at the time of the director’s nomination or election;
•	any person or organization acquires more than 20% of our voting stock; or
•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the Officers’ Deferred Compensation Plan and the Executives’ Deferred Compensation Plan (“EDCP”) upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as defined in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable upon Termination Following a Change in Control

The Compensation Committee approved a form of change-in-control agreement in 2016 which limits new severance agreements with senior executives to 2.99 times the sum of the executives’ base salary plus annual incentive. Norfolk Southern has entered into the new change-in-control agreement with each of Mr. George, Mr. Scheib, Mr. Shaw, and Mr. Wheeler.

Mr. Squires entered into a change in control agreement before 2016, and is generally entitled to receive the following benefits under his change-in-control agreement:

•	three times annual base salary plus incentive pay;
•	accrued but unpaid compensation;
•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;
•	all dividend equivalents to which they would have been entitled had their employment not been terminated;
•	early payout of compensation that was deferred under our nonqualified deferred compensation plans and a cash payment equal to the present value of the deferred compensation that would have been payable if the participant retired at age 65, as provided by the change-in-control agreements;
•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;
•	unused vacation for the year of termination, plus vacation for the following year;
•	continued payment of premiums on the Named Executive Officer’s life insurance policy under our Executive Life Insurance Plan as if the Named Executive Officer terminated due to retirement under the Executive Life Insurance Plan; and
•	continued medical and dental benefits, and $50,000 in group-term life insurance coverage, for a specified number of years but subject to termination if the Named Executive Officer receives substantially similar benefits from another employer after the termination of employment.

If we had terminated the Named Executive Officer’s employment for reasons described below under “Events Triggering Change-in-Control Payments,” these benefits would generally have been payable in a lump sum within ten business days of termination. However, if section 409A of the Internal Revenue Code required delaying payment of any of these amounts for six months, the delayed payment would have been credited with interest during the period from the termination date until the benefit was distributed at 120% of the short term Applicable Federal Rate determined under section 1274(d) of the Internal Revenue Code that was in effect on the Named Executive Officer’s termination date.

Norfolk Southern Corporation	Page 61	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Events Triggering Change-in-Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement, or theft in connection with the executive’s duties or in the course of his or her employment with us;
•	intentional wrongful damage to our property;
•	intentional wrongful disclosure of secret processes or of our confidential information; or
•	intentional violation of The Thoroughbred Code of Ethics or, as applicable, our Code of Ethical Conduct for Senior Financial Officers.

In addition, if a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under the change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or if serving as a director he is removed as a director;
•	the Named Executive Officer’s salary or annual incentive opportunity is materially reduced below the amounts in effect prior to the change in control;
•	we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits, and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs, or arrangements in which he is participating immediately prior to the change in control and which have substantial value;
•	the Named Executive Officer determines in good faith that following the change in control, he has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities, or duties attached to the position he or she held immediately prior to the change in control;
•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;
•	we require that the Named Executive Officer relocate his principal location of work in excess of 50 miles from his employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his office significantly more than was required immediately prior to the change in control; or
•	there is any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete Following a Change in Control

In exchange for the benefits provided under the change-in-control agreements, the Named Executive Officers agreed that if they accept benefits payable or provided under the agreements, they may not engage in specified competing employment for a period of one year from the date they are terminated following the change in control.

Retirement

As of December 31, 2019, Mr. Squires and Mr. Wheeler were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Mr. George, Mr. Scheib, or Mr. Shaw would have been entitled had any of them been terminated as of December 31, 2019. Mr. Squires and Mr. Wheeler were each eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. In addition to these pension benefits, each Named Executive Officer would have been entitled to receive the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table. Ms. Earhart retired as of November 1, 2019, and she elected to receive reduced pension benefits under our retirement plans.

Death or Disability

Death

If any of the Named Executive Officers had died on December 31, 2019, that Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

Norfolk Southern Corporation	Page 62	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Disability

If Mr. Squires or Mr. Wheeler had become disabled on December 31, 2019, either of them could elect to retire and receive the benefits set forth above under “Retirement.” For Messrs. George, Scheib, and Shaw and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits under the Corporation’s Long-Term Disability Plan equal to one-half of the Named Executive Officer’s base salary reduced by disability, retirement, or sickness benefits paid from the Railroad Retirement Board and further reduced by other qualifying benefits as provided in the Long-Term Disability Plan.

Termination for Any Other Reason

As noted above, Mr. Squires and Mr. Wheeler were eligible to retire as of December 31, 2019; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement.” If Mr. Scheib or Mr. Shaw had terminated employment as of December 31, 2019, he would have been eligible for the full amount of his accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60. Mr. George would not have been eligible for the benefits shown in the Pension Benefits Table as he did not have five years of service as of December 31, 2019.

In addition to these pension benefits, each Named Executive Officer would have been entitled to receive the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan that is generally applicable to all of our management employees. Under the Severance Pay Plan, if a Named Executive Officer’s employment had been terminated as of December 31, 2019, due to the executive’s position being abolished in connection with downsizing or internal restructuring, the Named Executive Officer would have been entitled to the following benefits:

•	two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date);
•	continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 30 days from the severance date, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and
•	outplacement assistance for up to 90 days.

If the Named Executive Officer’s employment had been terminated by us for a reason other than as described above, then under the Severance Pay Plan, the Named Executive Officer would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officer would not have been entitled to Severance Pay Plan benefits if terminated for reasons including, without limitation, the following: indictment, conviction of, or entering a plea of nolo contendere to any felony; commission of theft, fraud, or embezzlement, resulting in gain or personal enrichment; failure or refusal to substantially perform his or her duties for Norfolk Southern; conduct deemed so detrimental to the interests of Norfolk Southern that, in the judgment of the Plan Administrator, it should result in the termination not being deemed a severance; being unable to substantially perform his or her duties because of a physical or mental condition, including a condition that entitles him or her to benefits under any sick pay or disability income policy or program; refusing to transfer to another nonagreement position in the same department; or refusing to transfer to another nonagreement position in a different department assigned to a pay band with the same or higher bonus opportunity.

In lieu of the benefits payable under the Severance Pay Plan, if Mr. George’s employment had been terminated by us for a reason other than for “Cause” as of December 31, 2019, then as provided in his August 2019 offer letter, he would have been eligible for 12 months of his current salary, payable in a lump sum, and his outstanding awards under the Long- Term Incentive Plan would have been treated as if he had been retirement-eligible.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Squires is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to partly fund this program. See “Non-Employee Director Compensation Table-Directors’ Charitable Award Program” above for more information regarding this program.

Requirement Not to Compete

In addition to restrictions imposed under our change-in-control agreements, awards under LTIP were, beginning in 2006, made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete. See section captioned “Requirement Not to Compete Following a Change in Control” for a description of additional non-compete restrictions on our Named Executive Officers.

Norfolk Southern Corporation	Page 63	www.norfolksouthern.com

Executive Compensation | 2020 Annual Meeting and Proxy Statement

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a shareholder-approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require shareholder approval.

Compensation Policy Risk Assessment

The Compensation Committee has assessed the risks arising from Norfolk Southern’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the Corporation. As part of this assessment, in 2020, the Committee engaged Pay Governance to conduct a compensation risk analysis and report its findings to the Committee. Based on the observations and findings of Pay Governance’s assessment, as well as its own considerations, the Committee determined that Norfolk Southern’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

Pay Ratio Disclosure

The ratio of the annual compensation of James A. Squires, our Chairman, President and Chief Executive Officer (our “CEO”) to the median annual compensation of our other employees in 2019 is 154 to 1. We used the same median employee that we had identified in our 2018 Proxy Statement for purposes of this disclosure. There has been no significant change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure for 2020. A complete description of the methodology we used to identify the estimated median employee can be found in our 2018 Proxy Statement.

The determination of the median employee is an estimate, and other companies may use different methodologies and assumptions in determining the median employee. The pay ratio for other companies may not be comparable to the ratio we present due to different methodologies and assumptions, different employee populations, and different compensation structures.

As in the prior two years, we used the following methodology to determine the median employee’s annual compensation, and to determine annual compensation for our CEO:

•	We calculated each element of the median employee’s compensation for 2019 in accordance with the SEC rules for reporting compensation in the Summary Compensation Table of the proxy. Under this calculation, the median of the annual total compensation of all employees of the Corporation, other than our CEO, was $108,348. We included in this calculation the value of the employer-provided health and welfare benefits provided under the Railroad Employees National Health and Welfare Plan, a collectively bargained multiemployer plan.
•	The terms and conditions of the median employee’s employment, including the rate of the employee’s pay and benefits, were established under a collective bargaining agreement negotiated between Norfolk Southern Corporation and a labor union. Approximately 80% of our employees are covered by collective bargaining agreements with various labor unions.
•	For the annual total compensation of Mr. Squires, we used the amount reported in the “total” column (column (j)) of our Summary Compensation Table included in our Proxy Statement, but increased that total by $19,112 to include the value of Mr. Squires’ employer-provided health and welfare benefits so as to maintain consistency between the annual total compensation of our CEO and the median employee. This resulted in annual compensation of $16,655,786 for Mr. Squires for purposes of determining the pay ratio. Information about the objectives of our executive compensation program and the process that the Compensation Committee of our Board of Directors used to establish Mr. Squires’ compensation for 2019, including the Committee’s engagement of an independent compensation consultant to assist in determining the appropriate level of pay, can be found in our “Compensation Discussion and Analysis” section which begins on page 33.

Norfolk Southern Corporation	Page 64	www.norfolksouthern.com

Shareholder Proposals

ITEM 5

Shareholder Proposal Regarding Right to Act by Written Consent

✗ The Board of Directors opposes the proposal for the reasons set forth in the “Board of Directors’ Statement in Opposition,” which appears directly after Mr. Chevedden’s supporting statement.

John Chevedden, whose address is 2215 Nelson Avenue, Redondo Beach, California, has notified the Corporation of his intention to present the proposal printed below for shareholder consideration at the Annual Meeting. Mr. Chevedden has furnished evidence of his ownership of 50 shares of the Corporation’s Common Stock, which he has owned for at least one year prior to the date he submitted his proposal.

We have printed verbatim the text of Mr. Chevedden’s proposal and his supporting statement. His proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of Mr. Chevedden.

Text of Mr. Chevedden’s proposal and supporting statement:

Proposal 5 - Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Our company requires 20% of shares to combine their holdings to call a special meeting – a higher level than the 10% of shares permitted by many states of incorporation. Dozens of Fortune 500 companies provide for both shareholder rights – to act by written consent and to call a special meeting.

Our higher 20% threshold for shareholders to call a special meeting is one more reason that we should have the right to act by written consent. Plus our higher 20% threshold has bureaucratic pitfalls that trigger minor shareholder errors that could mean that 40% of shares would need to ask for a special meeting in order to be sure of obtaining the threshold of 20% of requests without errors. One can be sure that management will have an eagle eye to spot any errors.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

This is important to consider after our combined Chairman/CEO, James Squires. received the highest negative votes of any director in 2019. Plus our Lead Director received the second highest negative votes. With long-tenure of 20-years our Lead Director, Steven Leer, can hardly be considered independent.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

Plus a proxy advisor has set certain minimum requirements for a company adopting written consent in case management is tempted to adopt a “fig leaf” version of written consent.

This proposal topic would have received majority support at our 2018 annual meeting if our management had simply allowed shareholders to make up their own minds. This is a proposal topic that can gain increased shareholder support even if management opposes it. For instance Flowserve Corporation opposed this proposal topic and support increased from 43% to 51% in one-year.

Please vote yes:

Right to Act by Written Consent- Proposal 5

Norfolk Southern Corporation	Page 65	www.norfolksouthern.com

Shareholder Proposals | 2020 Annual Meeting and Proxy Statement

Board of Directors’ Statement in Opposition

Your board has carefully considered this proposal on the right to act by written consent and believes it would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders. We recommend that you vote against this proposal for the reasons discussed below.

Our shareholders presently have the right to engage with us and take action in various ways, including having the right to call a special meeting at any time and to submit shareholder proposals for consideration at the annual shareholders’ meeting. Implementing a written consent right, if approved, would diminish those rights.

Norfolk Southern values engagement with its shareholders, and our existing governance framework provides all shareholders with the ability to take action in a variety of ways. For example, Norfolk Southern’s shareholders currently have the right “to raise important matters outside the normal annual meeting cycle.” Under the Corporation’s Bylaws, holders of 20% of the outstanding shares of our common stock can call a special meeting of shareholders. A special meeting allows you, your Board, and management to discuss proposed actions and allows you to make an informed vote. It is also important to note that Norfolk Southern shareholders have the right to submit shareholder proposals in accordance with the Corporation’s Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for consideration at our annual shareholder meetings.

Notably, and contrary to Mr. Chevedden’s stated belief, Norfolk Southern’s 20% threshold for calling a special meeting is lower than the threshold at many S&P 500 companies. In fact, a majority of public companies that have adopted provisions giving shareholders the ability to call special meetings have adopted the same or higher thresholds.

In addition, a recent change in Virginia corporate law would affect our ability to implement this proposal, if approved. Under the new statute, Norfolk Southern can only provide shareholders with the ability to act by less than unanimous written consent if the Board also raises the threshold of outstanding shares required to call a special meeting from 20% to above 30%. The Board does not believe that increasing the current 20% special meeting threshold in order to provide a less transparent, disenfranchising written consent right, as described below, would be in the best interests of the Corporation and its shareholders. When we engaged with your fellow shareholders on this topic, they indicated a preference for not raising the special meeting threshold to permit shareholders to act by less than unanimous written consent.

Action by written consent does not ensure all shareholders have the opportunity to express their views.

Unlike at a special or annual meeting of shareholders, Mr. Chevedden’s proposal would enable a group of shareholders to take action without their fellow shareholders being protected by processes associated with a shareholder meeting. As proposed, action by written consent could be taken:

•	without a known place and time for the proposal to be voted on that is publicly announced to all shareholders in advance, and without giving all shareholders a chance to review the arguments and to express their views and cast their votes at a meeting; and,
•	without a forum for open discussion and consideration of the proposed shareholder action by written consent.

In other words, action by written consent is less democratic and less transparent because action may be taken without you and all of your fellow shareholders being provided with an opportunity for full discussion of the issues and consequences that are the subject of the written consent. This includes action that is significant in nature, such as replacing some (or even all) of your directors or acting on a proposal to sell the Corporation.

In addition, you may not be provided with an opportunity to raise an objection or to vote on the proposed action if the group advocating for the proposed action has “the minimum number of votes that would be necessary to authorize the action” by written consent. In other words, you may not be contacted to discuss or vote on a proposal advocated by a small group of larger shareholders because they do not need your support. A group of shareholders acting by written consent are under no obligation to consider the rights or interests of their fellow shareholders. Accordingly, shareholder action by written consent could be used by a group of shareholders to pursue individualized concerns or significant corporate actions that are not in the best interests of the Corporation and all of its shareholders. Additionally, members of the group acting by written consent only need to own their Norfolk Southern shares on the day they deliver their consent. These members could borrow shares for that day without making a longer-term economic investment in Norfolk Southern.

Norfolk Southern Corporation	Page 66	www.norfolksouthern.com

Shareholder Proposals | 2020 Annual Meeting and Proxy Statement

Your Board has demonstrated a commitment to corporate governance best practices.

Your Board carefully considers the appropriateness of evolving corporate governance practices and has adopted policies that ensure shareholders have significant rights and protections. Among our best practice governance policies are the following:

•	Annual election of each member of the Board and a director majority voting policy;
•	A director resignation policy that requires any director who does not receive a majority of the votes cast for election to tender his or her resignation;
•	A clear mechanism that enables shareholders to communicate directly with the Board and an active shareholder outreach and engagement program;
•	A proxy access bylaw provision;
•	Ongoing review and refreshment of Board membership;
•	Robust lead independent director duties;
•	A special meeting bylaw provision; and
•	An annual say-on-pay vote.

We believe shareholders agree that the Board has implemented appropriate corporate governance practices because each of our directors received more than 95% votes cast “FOR” their election at the 2019 Annual Meeting.

More information about our governance practices is provided in this Proxy Statement beginning on page 17. We firmly believe that our existing corporate governance practices strike the right balance and ensure shareholders have appropriate means to express their views to the Board and fellow shareholders.

After careful consideration, we believe this proposal on written consent would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders.

It is for these reasons that the Board recommends that you vote AGAINST this proposal.

Shareholder Proposal Deadlines

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2021 Annual Meeting of Shareholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, shareholder proposals must be received no later than November 27, 2020. To be eligible to be presented from the floor for vote at the meeting, shareholder proposals must be received during the period that begins October 28, 2020, and ends November 27, 2020.

Shareholder Recommendations and Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Any such recommendation should include:

•	biographical information on the candidate, including all positions held as an employee, officer, partner, director, or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;
•	a description of any relationship between the candidate and the recommending shareholder;
•	a statement requesting that the Board consider nominating the individual for election as a director;
•	written consent of the proposed candidate to being named as a nominee; and
•	proof of the recommending shareholder’s stock ownership.

Recommendations by shareholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510. To ensure that the Governance and Nominating Committee will have adequate time to consider all candidates, shareholder recommendations must be received no later than November 27, 2020, in order to be considered for nomination for election at the 2021 Annual Meeting of Shareholders.

A shareholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless allowed under our “Proxy Access for Director Nominations” bylaw provision, which was adopted by our Board in 2016, or required by SEC regulations, shareholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Our proxy access bylaw provision permits a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees), with up to 20 shareholders permitted to aggregate their holdings to reach the 3% threshold.

Norfolk Southern Corporation	Page 67	www.norfolksouthern.com

Shareholder Proposals | 2020 Annual Meeting and Proxy Statement

Shareholders wishing to nominate an individual for election as a director at an annual meeting must comply with our “Nominations of Directors” Bylaw provision. A copy of our Bylaws is available on our website, www.norfolksouthern.com, on the “Invest in NS” page under “Corporate Governance Documents.” For such nominations to be eligible for inclusion on the ballot at the 2021 Annual Meeting of Shareholders, the nominations must comply with the “Nomination of Directors” Bylaw provision and must be received during the period that begins October 28, 2020, and ends November 27, 2020.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a shareholder, director, member of management, or consultant retained to identify, evaluate, and recommend potential candidates for election to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates including how the nominee will contribute to the diversity of the Board, and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all shareholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;
•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;
•	be able to represent all of our shareholders in an objective and impartial manner; and
•	have time available to devote to board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

Other Matters

The Board of Directors does not know of any other matters to be presented at the 2020 Annual Meeting, other than as noted elsewhere in this Proxy Statement. If other matters are properly brought for a vote before the 2020 Annual Meeting or at any postponement or adjournment thereof, your proxy gives authority to the persons named as proxies on the proxy card or voting instruction form to vote on these matters in accordance with their best judgment. The Chairman may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

Norfolk Southern Corporation	Page 68	www.norfolksouthern.com

Stock Ownership Information

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

Beneficial Ownership of Stock

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following tables show information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group[1] 100 Vanguard Blvd., Malvern, PA 19355	19,733,702[1]	7.56%[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street, New York, NY 10055	16,352,397[2]	6.3%[2]
Common Stock	JPMorgan Chase & Co.[3] 383 Madison Ave., New York, NY 10179	14,004,693[3]	5.3%[3]

[1]	The Vanguard Group reported in its Schedule 13G filing that it beneficially owned 7.56% of our common stock as of December 31, 2019, and that as of that date, it had sole voting power with respect to 456,765 of these shares, shared voting power with respect to 98,313 of these shares, and sole investment power with respect to 19,267,837 of these shares, and shared investment power with respect to 465,865 of these shares.
[2]	BlackRock, Inc. reported in its Schedule 13G filing that it beneficially owned 6.3% of our common stock as of December 31, 2019, and that as of that date, it had sole voting power with respect to 13,840,554 of these shares, shared voting power with respect to none of these shares, and sole investment power with respect to all of these shares.
[3]	JPMorgan Chase & Co. reported in its Schedule 13G filing that it beneficially owned 5.3% of our common stock as of December 31, 2019, and that as of that date it had sole voting power with respect to 12,796,396 of these shares, shared voting power with respect to 32,775 of these shares, sole investment power with respect to 13,793,370 of these shares, and shared investment power with respect to 189,984 of these shares.

The following table shows, as of March 1, 2020, the beneficial ownership of our common stock for:

(1)	each director and each nominee;
(2)	our principal executive officer, our principal financial officer, our former principal financial officer, and each of the other three most highly compensated Executive Officers based on total compensation for 2019 (collectively, the “Named Executive Officers”); and
(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. Each individual director and each Executive Officer, as well as all the directors and Executive Officers together as a group, beneficially own less than 1% of the shares of our common stock outstanding as of March 1, 2020.

Name	Shares of Common Stock[1]		Name	Shares of Common Stock[1]
Thomas D. Bell, Jr.	24,141	[2]	Claude Mongeau	12,001	[2]
Daniel A. Carp	42,567	[2]	Jennifer F. Scanlon	2,553	[2]
Mitchell E. Daniels, Jr.	3,490	[2]	James A. Squires	456,762	[3]
Marcela E. Donadio	3,517	[2]	John R. Thompson	12,245	[2]
John C. Huffard, Jr.	68	[2]	Mark R. George	0
Christopher T. Jones	0		John M. Scheib	9,941	[4]
Thomas C. Kelleher	989	[2]	Alan H. Shaw	54,961	[5]
Steven F. Leer	78,291	[2]	Michael J. Wheeler	31,874	[6]
Michael D. Lockhart	3,732	[2]	Cynthia C. Earhart	119,440	[7]
Amy E. Miles	12,093	[2]
22 Directors and Executive Officers as a group (including the persons named above)				883,336	[8]

Norfolk Southern Corporation	Page 69	www.norfolksouthern.com

Stock Ownership Information | 2020 Annual Meeting and Proxy Statement

[1]	Each director and each Executive Officer has sole voting and investment power with respect to his or her shares, except with respect to 27 shares over which Ms. Donadio has shared voting and investment power through other accounts and 68 shares held in two trusts in which Mr. Huffard had disclaimed beneficial ownership. The amounts include 7,274 shares held in two irrevocable trusts for the benefit of Mr. Squires’ children over which Mr. Squires has disclaimed beneficial ownership, and 327 shares held by a person whose ownership may be attributable to Ms. Earhart but over which Ms. Earhart has disclaimed beneficial ownership.
[2]	For directors elected to the Board before January 2015, includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed. The amounts reported also include restricted stock units which are vested and would be distributable within 60 days of a director leaving the Board: Mr. Bell, 21,141; Mr. Carp, 38,629; Mr. Daniels, 3,490; Ms. Donadio, 3,490; Mr. Kelleher, 989; Mr. Leer, 75,291; Mr. Lockhart, 26,378; Ms. Miles, 9,093; Ms. Scanlon, 2,028; and Mr. Thompson, 9,093. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See “Non-Employee Director Compensation Table - Long-Term Incentive Plan” for more information regarding these restricted stock units. The amounts reported also include shares credited to certain directors’ accounts in a Dividend Reinvestment Plan. The amounts reported do not include 810 restricted stock units awarded pursuant to the Long-Term Incentive Plan to directors who were serving on the Board on January 30, 2020, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. The amounts reported also do not include 240 restricted stock units awarded to Mr. Mongeau pursuant to the Long-Term Incentive Plan upon his election to the Board on September 23, 2019, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. The amounts reported also do not include 710 restricted stock units awarded to Mr. Huffard and Mr. Jones pursuant to the Long-Term Incentive Plan upon their election to the Board on February 21, 2020, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. In addition, the amounts reported do not include restricted stock units awarded under the Long-Term Incentive Plan for Mr. Lockhart, which units will ultimately be settled in shares of common stock; because Mr. Lockhart has elected to have those awards distributed in ten annual installments beginning in the January after he ceases to be a director, the stock would not be issuable within 60 days of March 1, 2020, and thus is not considered common stock that is beneficially owned for SEC disclosure purposes.
[3]	Includes 162 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; 318,988 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days of March 1, 2020; 45,007 shares owned by Mr. Squires’ spouse and attributable to Mr. Squires; and 7,274 shares held in irrevocable trusts for the benefit of Mr. Squires’ children and for which Mr. Squires has disclaimed beneficial ownership.
[4]	Includes 67 shares credited to Mr. Scheib’s account in our Thrift and Investment Plan.
[5]	Includes 1,744 shares credited to Mr. Shaw’s account in our Thrift and Investment Plan; and 32,140 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Shaw has the right to acquire beneficial ownership within 60 days of March 1, 2020.
[6]	Includes 30 shares credited to Mr. Wheeler’s account in our Thrift and Investment Plan; and 10,080 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Wheeler has the right to acquire beneficial ownership within 60 days of March 1, 2020.
[7]	Includes 50,981 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Earhart has the right to acquire beneficial ownership within 60 days of March 1, 2020; and 327 shares owned by a person whose ownership may be attributable to Ms. Earhart and for which Ms. Earhart has disclaimed beneficial ownership.
[8]	Includes 2,003 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 419,499 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the participant has the right to acquire beneficial ownership within 60 days of March 1, 2020; and the shares attributable to Mr. Squires and Ms. Earhart described above. For officers, this amount does not include restricted stock units which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020.

Additional Ownership

Our directors hold additional instruments that are not reported in the Beneficial Ownership of Stock table above but that represent additional financial interests in the Corporation that are subject to the same market risk as ownership of our common stock. The following table shows, as of March 1, 2020:

•	the shares of common stock (and restricted stock units to be settled in shares of common stock) beneficially owned;
•	the restricted stock units which will be settled in shares of common stock but which are not considered common stock that is beneficially owned for SEC disclosure purposes; and
•	the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in phantom units of our common stock.

Norfolk Southern Corporation	Page 70	www.norfolksouthern.com

Stock Ownership Information | 2020 Annual Meeting and Proxy Statement

A more detailed discussion of director compensation can be found in Non-Employee Director Compensation. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our shareholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Shares of Common Stock Beneficially Owned[1]	Number of RSUs not counted toward Beneficial Ownership[2]	Number of NS Stock Units[3]	Total
Thomas D. Bell, Jr.	24,141	810		24,951
Daniel A. Carp	42,567	810	6,921	50,298
Mitchell E. Daniels, Jr.	3,490	810		4,300
Marcela E. Donadio	3,517	810		4,327
John. C. Huffard, Jr.	68	710		778
Christopher T. Jones	0	710		710
Thomas C. Kelleher	989	810	531	2,330
Steven F. Leer	78,291	810	39,836	118,937
Michael D. Lockhart	3,732	27,188	14,221	45,141
Amy E. Miles	12,093	810		12,903
Claude Mongeau	12,001	1,050		13,051
Jennifer F. Scanlon	2,553	810		3,363
John R. Thompson	12,245	810		13,055

[1]	Figures in this column are based on the beneficial ownership that appears on page 69.
[2]	Restricted Stock Units (RSUs) are bookkeeping units, the value of each of which corresponds to one share of our common stock. RSUs are granted to non-employee directors on an annual basis, and dividends paid on our common stock are added to the director’s RSU balance. Upon termination of the individual’s service as a director, the RSUs will be settled in shares of our common stock in a lump sum or ten annual installments, in accordance with the director’s election. For each of the directors other than Mr. Huffard and Mr. Jones, the amount in this column includes the 810 RSUs awarded to directors serving on the Board on January 30, 2020, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. For Mr. Huffard and Mr. Jones, the amount in this column includes the 710 RSUs awarded upon their election to the Board on February 21, 2020, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. For Mr. Mongeau, the amount in this column also includes 240 RSUs awarded upon his election to the Board on September 23, 2019, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2020. For Mr. Lockhart, the amount in this column also includes RSUs which will ultimately be settled in shares of common stock but which would not be issuable within 60 days of March 1, 2020, as he has elected to have the awards distributed in annual installments beginning in the January after he ceases to be a director.
[3]	Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers (and any persons beneficially owning more than 10 percent of a class of our stock) to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5, as appropriate, with the SEC. Based solely on our review of copies of Forms 3, 4, and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2019 beneficial ownership were filed on time by all directors and Executive Officers with the exception of one Form 4 that was not timely filed for Ms. Ann Adams or Ms. Vanessa Allen Sutherland in connection with two transactions each, one Form 4 for Ms. Allen Sutherland in connection with one transaction, and one Form 4 for Ms. Cynthia Earhart in connection with three transactions. These transactions were not timely reported due to administrative errors, but were reported promptly on a Form 4 after the oversights were discovered.

Norfolk Southern Corporation	Page 71	www.norfolksouthern.com

Voting and Proxies

This Proxy Statement and the proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Shareholders to be held on May 14, 2020. The following questions and answers provide guidance on how to vote your shares.

We Want to Hear From You - Vote Today.

Who can vote?

Shareholders who are record owners of our common stock as of the close of business on March 6, 2020, are entitled to notice of and to vote at the 2020 Annual Meeting.

As of the close of business on the Friday, March 6, 2020, record date, 277,425,350 shares of our common stock were issued and outstanding. Of those shares, 257,104,573 shares were owned by shareholders entitled to one vote per share. The remaining 20,320,777 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

What will I be voting on?

Shareholders will be voting (i) to elect directors of Norfolk Southern (Item 1); (ii) approval of proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”) (Items 2a, 2b, and 2c); (iii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm (Item 3); (iv) on an advisory basis, on executive compensation as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosures in this Proxy Statement (Item 4); and (v) a shareholder proposal regarding the right to act by written consent, if properly presented at the meeting (Item 5). Item 4 is being provided as required by Section 14A of the Securities Exchange Act of 1934.

Our Board of Directors is recommending that shareholders vote FOR Items 1, 2, 3 and 4, and AGAINST Item 5.

How will these matters be decided at the Annual Meeting?

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of the 13 directors named in the proxy statement for a one-year term	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR EACH NOMINEE
2. Approval of proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”):
2a. Amendment of voting standard to amend the Articles	Majority of all votes entitled to be cast	Not counted as votes cast and therefore no effect.	FOR
2b. Approval of simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation	Majority of all votes entitled to be cast	Not counted as votes cast and therefore no effect.	FOR
2c. Approval of majority voting standard to approve re-domestication of the Corporation and affiliated transactions	Majority of all votes entitled to be cast	Not counted as votes cast and therefore no effect.	FOR
3. Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Abstentions are not counted as votes cast and therefore no effect. Brokers have discretionary authority to vote without direction from the beneficial owner. If cast, the votes count.	FOR
4. Approval of advisory resolution on executive compensation	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR
5. Shareholder proposal regarding right to act by written consent	Majority of votes cast	Not counted as votes cast and therefore no effect.	AGAINST

Norfolk Southern Corporation	Page 72	www.norfolksouthern.com

Voting and Proxies | 2020 Annual Meeting and Proxy Statement

If you sign and return the proxy card without specifying your vote on a particular voting item, your shares will be voted in accordance with the Board Recommendation unless you revoke your proxy before the shares are voted.

We have a majority voting standard for election of directors. Each director nominee who receives a majority of the votes cast will be elected. Any current director who does not meet this standard must, pursuant to our Bylaws, promptly tender resignation to the Board of Directors for consideration by our Governance and Nominating Committee.

How many shares are needed at the Annual Meeting to constitute a quorum?

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2020 Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy to vote your shares at the 2020 Annual Meeting. If you give the Board of Directors your proxy, your shares will be voted in accordance with the selections you indicate on the proxy card.

Who is paying for this solicitation?

Norfolk Southern pays the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks, and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other employees may solicit proxies by telephone, facsimile, electronic mail, or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated cost of $17,500, plus reasonable out- of-pocket expenses.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered a “shareholder of record” with respect to those shares. If your shares are held in a brokerage account or bank, broker, or other nominee, you are considered the “beneficial owner” of such shares.

How do I vote if I am a shareholder of record?

If you are the record owner of any shares of our common stock (the shares are registered in your name) and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You also may vote by telephone or the Internet in the manner described on the proxy card or the Notice of Internet Availability. You may also vote in person by ballot by attending the Annual Meeting. To be admitted to the Annual Meeting, you must bring an admission ticket and a valid, government-issued photo identification. Please see “How do I gain admission to the Annual Meeting?” for more information.

How do I vote if I am a beneficial owner of the shares?

If you are the beneficial owner of any shares (the shares are held in street name by a broker, bank, or other nominee), which is therefore the record holder of your shares), you may submit your voting instructions to the record holder using the voting instruction card if you requested these materials by mail or in the manner described on the Notice of Internet Availability. The record holder will then vote your shares in accordance with your voting instructions. You can only vote in person at the Annual Meeting if you bring an admission ticket and a valid, government-issued photo identification and a legal proxy from the record holder (the broker, bank, or other nominee that holds your shares) assigning its voting authority to you. Please promptly contact the record holder that holds your shares for instructions on how to obtain a legal proxy if you intend to vote in person at the Annual Meeting.

Shares held in street name by a broker may be voted on certain matters even if the beneficial owner does not provide the broker with voting instructions; brokers have the authority under New York Stock Exchange Listing Standards to vote shares for which their customers - the beneficial owners - do not provide voting instructions on certain “routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Item 3) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), approval of the proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”) (Items 2a, 2b, and 2c), approval of advisory resolution on executive compensation (Item 4), and the shareholder proposal regarding right to act by written consent (Item 5) are not considered routine matters, and a broker cannot vote shares it holds in street name on these items if it has not received voting instructions from the beneficial owner of the shares with respect to these items.

How do I vote if I own common stock through an employee plan?

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, you will receive a voting instruction form from the trustee of that plan. Your instructions submitted by mail, over the telephone, or by Internet serve as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your instructions are not received by the trustee by 11:59 P.M. Eastern Daylight Time on May 11, 2020, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item pursuant to the voting instructions received by the trustee from the other participants in the respective plan. While employee plan participants may instruct the trustee how to vote their plan shares, employee plan participants cannot vote their plan shares in person at the Annual Meeting.

Norfolk Southern Corporation	Page 73	www.norfolksouthern.com

Voting and Proxies | 2020 Annual Meeting and Proxy Statement

What if I change my mind after I vote?

Any shareholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a)  giving written notice of revocation to our Corporate Secretary; (b) submitting new voting instructions over the telephone or the Internet; (c) delivering a new, validly completed, later-dated proxy card; or (d) attending the 2020 Annual Meeting and voting in person. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by attending the 2020 Annual Meeting and voting in person. Employee plan participants may change their voting instructions by submitting new voting instructions to Vanguard Fiduciary Trust Company prior to 11:59 P.M. Eastern Daylight Time on May 11, 2020.

How do I gain admission to the Annual Meeting?

Only shareholders or their legal proxies may attend the Annual Meeting. All shareholders will need an admission ticket and a valid, government-issued photo identification to gain admission. To obtain a ticket, shareholders must access Shareholder Meeting Registration at www.proxyvote.com and follow the instructions provided. If you are unable to print your ticket, please call Broadridge Financial Solutions, Inc., at 800-690-6903 for assistance.

For security purposes, suitcases, backpacks and packages, briefcases, large pocketbooks or bags, and weapons are not permitted to be brought into the Annual Meeting. Also, the use of cell phones, smartphones, other personal communication devices, tablets, cameras, recording equipment and other electronic devices is prohibited in the Annual Meeting.

What if my disability may make it difficult for me to attend?

We are happy to provide reasonable assistance to help you access the meeting space where the Annual Meeting is being held. Please call or write our Corporate Secretary at least two weeks before the meeting to discuss how we can assist you.

What is householding?

As permitted by the Securities Exchange Act of 1934, we may deliver a single copy of the Annual Report and Proxy Statement, or the Notice of Internet Availability, to multiple record shareholders sharing an address. This is known as householding. Upon request, we will promptly deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the 2019 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

Are votes confidential? Who counts the votes?

We have policies in place to safeguard the confidentiality of proxies and ballots. Broadridge Financial Solutions, Inc., Edgewood, NY, which we have retained to tabulate all proxies and ballots cast at the 2020 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual shareholders vote on any matter. However, when a shareholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

Who can I call with questions?

You may contact:

Denise W. Hutson, Corporate Secretary
Norfolk Southern Corporation

Three Commercial Place
Norfolk, Virginia 23510

Telephone 757-823-5567

Norfolk Southern Corporation	Page 74	www.norfolksouthern.com

EXHIBIT A

Articles of Incorporation Amendments Submitted for Shareholder Approval

Set forth below is the text of the provisions of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) proposed to be amended by each of Items 2(a), 2(b), and 2(c). Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

Item 2(a): Amendment of voting standard to amend the Articles Proposed Amendment to Article VII

The shareholder vote required, of each voting group entitled to vote thereon, to approve an amendment to the Corporation’s Articles of Incorporation is a majority of all votes entitled to be cast by that voting group, unless the ~~Board of Directors~~ Virginia Stock Corporation Act (the “VSCA”) conditions approval of such an amendment upon a greater vote.

Item 2(b): Approval of simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation

Proposed Amendment - New Article VIII

Any action on a matter involving:

       (a) a plan of merger or acquisition for which the VSCA requires shareholder approval;

       (b) a share exchange for which the VSCA requires shareholder approval;

       (c) the conversion of the Corporation;

       (d) a sale of all or substantially all the Corporation’s property for which the VSCA requires shareholder approval; or

       (e) the dissolution of the Corporation
shall require the approval, by the affirmative vote, of a majority of the votes cast thereon.

Item 2(c): Approval of majority voting standard to approve re-domestication of the Corporation and affiliated transactions

Proposed Amendment - Additional Section for New Article VIII

Any action on a matter involving:

       (a) the re-domestication of the Corporation; or

       (b) an affiliated transaction for which the VSCA requires shareholder approval shall require the approval, by the affirmative vote, of a majority of the votes entitled to be cast thereon.

Norfolk Southern Corporation	Page 75	www.norfolksouthern.com

YOUR VOTE IS IMPORTANT

Please vote your proxy card or voting instruction form

© 2020 Norfolk Southern Corporation
All Rights Reserved

NORFOLK SOUTHERN CORPORATION
ATTN: JOSEPH C. WOLFE
THREE COMMERCIAL PLACE
NORFOLK, VA 23510

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 13, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic proxy card. Then follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 13, 2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Complete, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION
To attend the meeting in person, go to the “Register for Meeting” link at www.proxyvote.com.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E95057-P36324-Z76584	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NORFOLK SOUTHERN CORPORATION
The Board of Directors recommends you vote FOR items 1-4:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Thomas D. Bell, Jr.	☐	☐	☐

	1b.	Mitchell E. Daniels, Jr.	☐	☐	☐

	1c.	Marcela E. Donadio	☐	☐	☐

	1d.	John C. Huffard, Jr.	☐	☐	☐

	1e.	Christopher T. Jones	☐	☐	☐

	1f.	Thomas C. Kelleher	☐	☐	☐

	1g.	Steven F. Leer	☐	☐	☐

	1h.	Michael D. Lockhart	☐	☐	☐

	1i.	Amy E. Miles	☐	☐	☐

	1j.	Claude Mongeau	☐	☐	☐

	1k.	Jennifer F. Scanlon	☐	☐	☐

	1l.	James A. Squires	☐	☐	☐

	1m.	John R. Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR items 1-4:

2.	Approval of proposed amendments to the Corporation’s Amended and Restated Articles of Incorporation (“Articles”):		For	Against	Abstain

	2a.	Amendment of voting standard to amend the Articles	☐	☐	☐

	2b.	Approval of simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation	☐	☐	☐

	2c.	Approval of majority voting standard to approve re-domestication of the Corporation and affiliated transactions	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2020		☐	☐	☐

4.	Approval of the advisory resolution on executive compensation, as disclosed in the proxy statement for the 2020 Annual Meeting of Shareholders		☐	☐	☐

The Board of Directors recommends you vote AGAINST item 5:			For	Against	Abstain
5.	A shareholder proposal regarding the right to act by written consent, if properly presented at the meeting		☐	☐	☐

NOTE: In addition, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please mark this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E95058-P36324-Z76584
PROXY
NORFOLK SOUTHERN CORPORATION
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2020
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and authorizes Vanessa Allen Sutherland, Denise W. Hutson, and Virginia K. Fogg, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Shareholders of Norfolk Southern Corporation to be held at The Woodruff Arts Center, 1280 Peachtree Street NE, Atlanta, Georgia 30309 on Thursday, May 14, 2020, at 8:30 a.m., Eastern Daylight Time, and at any adjournments, postponements, or rescheduling thereof, upon the matters more fully set forth in the Proxy Statement dated March 27, 2020, and to transact such other business as properly may come before the meeting.

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 27, 2020. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, APPROVAL OF PROPOSED AMENDMENTS TO THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS, AND APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, AND “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING THE RIGHT TO ACT BY WRITTEN CONSENT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)